Exhibit 10.1

Confidential Treatment Requested As To Certain Information Contained In This Exhibit

LEASE

from

MASSACHUSETTS DEVELOPMENT FINANCE AGENCY,

Landlord

to

AVANT IMMUNOTHERAPEUTICS, INC.

Tenant

i

ii

LEASE

SECTION 1
Reference Information

Section 1.1.     Reference Information.  Reference in this Lease to any of the following shall have the meaning set forth below:

Date of this Lease:         December 22, 2003

Premises:  The portion (shown on Exhibit A) of the building (the “Building”) on the lot (the “Lot”) shown on Exhibit B, situated at 151 Martine Street, Fall River, Massachusetts.

Landlord:	Massachusetts Development Finance Agency, a body politic and corporate and a public instrumentality of the Commonwealth of Massachusetts pursuant to Massachusetts General Laws, Chapter 23G

Address of Landlord:	75 Federal Street, Boston, Massachusetts 02110, Attn: General Counsel

Landlord’s Payment Address:	Massachusetts Development Finance Agency P.O. Box 55073 Boston, MA 02205

Tenant:	Avant Immunotherapeutics, Inc., a Delaware corporation

Address of Tenant:	119 Fourth Avenue, Needham, MA 02494

Original Term Commencement Date:	As of the date of this Lease

Original Term Expiration Date:

The day before the seventh (7th) anniversary of the Original Term Commencement Date except if the Original Term Commencement Date occurs on a day that is not the first day of the month then the Original Term Expiration Date shall instead end on the last day of the month in which the seventh (7th) anniversary of the Original Term Commencement Date occurs.

Extension Terms:	Two (2) separate consecutive periods of five (5) years each.

Premises Square Footage:	11,756 rentable square feet.

Building Square Footage:

***Confidential Treatment Requested as to this Information*** rentable square feet, as the same may be adjusted as provided in the definition of “Tenant’s Proportionate Fraction” set forth below in this Section 1.

Annual Fixed Rental Rate:

(i) For the nine (9) month period commencing on the Original Term Commencement Date: ***Confidential Treatment Requested as to this Information***

(ii) For the period commencing on the day after the end of such initial nine (9) month period and ending on the day before the fifth (5th) anniversary of the Original Term Commencement Date (the “Second Rent Period”) except that if the day before such fifth anniversary shall not be the last day of a month, the Second Rent Period shall instead end on the last day of the month in which such fifth (5th) anniversary         occurs:          $***Confidential Treatment Requested as to this Information***

(iii) During the remainder of the Original Term and during each applicable Extension Term, commencing as of the first day after the Second Rent Period (the “First Adjustment Date”) and annually as of each anniversary of the First Adjustment Date (each an “Adjustment Date”), the Annual Fixed Rental Rate shall be calculated for the immediately following twelve (12) month period that begins with the applicable Adjustment Date as follows: An annual amount equal to the product of the Annual Fixed Rental Rate payable for the then preceding twelve (12) month period multiplied by the lesser of (a) 1.03 or (b) the “Increase Factor”.

For the purposes of this Lease, the term “Increase Factor” shall mean a fraction, the numerator of which shall be the “Index” (defined below) as issued for the quarter that immediately precedes the applicable Adjustment Date and the denominator of which shall be the Index as issued for the same quarter in the year immediately prior to the applicable Adjustment Date. Notwithstanding the foregoing, if the numerator is less than the denominator, then the Increase Factor shall be one (1).

“Index” shall mean the Consumer Price Index for Urban

Wage Earners and Clerical Workers, Boston, Mass., All Items – Series A (1982-84=100) issued by the Bureau of Labor Statistics of the United States Department of Labor. In the event that the Index shall hereafter be converted to a different standard reference base or otherwise revised, the determination of the Increase Factor shall be made with the use of such conversion factor, formula, or table for converting the Index as may be published by the Bureau of Labor Statistics or, if said Bureau shall not publish the same, then with the use of such conversion factor, formula, or table as may be published by Prentice Hall, Inc., or failing such publication, by any other nationally recognized publisher of similar statistical information. In the event that the Index shall cease to be published, then, for the purposes of determining the Increase Factor, there shall be substituted for the Index such other Index as Landlord and Tenant shall agree upon, and, if they are unable to agree within ninety (90) days after the Index ceases to be published, such matter shall be determined in Boston by arbitration in accordance with the Rules of the American Arbitration Association.

Permitted Uses:	Research and development of vaccines, biotechnology-related manufacturing and related office uses.

Public Liability Insurance Limit:	Bodily Injury and Property Damage: Combined single limit of $5,000,000, or greater amount as reasonably required by Landlord from time to time.

Tenant’s Proportionate Fraction:

***Confidential Treatment Requested as to this Information***, representing a fraction, the numerator of which shall be the rentable square footage of the Premises and the denominator of which shall be the rentable square footage of the Building. In the event of any reconfigurations, additions, exclusions or modifications to the Building or any part thereof that changes the rentable area of the Building, Landlord may reasonably redetermine Tenant’s Proportionate Fraction to reflect such change in the rentable area of the Building on the condition that such redetermination is calculated in substantially the same manner and method as the Premises and the Building were originally measured for purposes of this Lease.

Specialized Tenant Improvement Allowance Fee (See Section 4.3):	$***Confidential Treatment Requested as to this Information***
Broker:	Whelan Associates, LLC

Section 1.2.            Exhibits. The following Exhibits are attached to and incorporated in this Lease:

Exhibit A:	Plan of Premises
Exhibit B:	Description of Lot
Exhibit C:	Activity and Use Limitation
Exhibit D:	Rules and Regulations
Exhibit E:	List of Approved Specialized Tenant Improvements
Exhibit F:	Tenant’s Space Plan
Exhibit G:	Plan of North Parking Areas
Exhibit H:	Exclusions from Common Area Maintenance Expenses
Exhibit I:	Letter from UMASS Dartmouth Regarding Conference Center Rental Fees

SECTION 2
Premises and Term

Section 2.1.     Premises.  Landlord hereby leases and demises the Premises to Tenant and Tenant hereby leases the Premises from Landlord, and subject to and with the benefit of (i) the Kerr Mill Revitalization and Development Plan, prepared by the Cecil Group, Inc. dated September, 1999 and approved by the City of Fall River on September 7, 1999, as amended; (ii) the Activity and Use Limitation for the Lot approved by Massachusetts Department of Environmental Protection and incorporated by reference in Exhibit C; (iii) all easements, restrictions and encumbrances of record; (iv) all laws including without limitation the Fall River Ordinance Division 7 Research and Development Overlay District Regulations Sections 86-385 through 86-389 and all amendments thereto; and (v) Landlord’s rules and regulations for the Building and Lot attached hereto as Exhibit D and the rules and regulations adopted from time to time by Landlord and/or the entire South Coast Research & Technology Park in which the Lot is located, including, without limitation, any declaration of covenants and restrictions that may hereafter be imposed upon the South Coast Research & Technology Park (the “Park”) (collectively all of the foregoing in this clause (v), the “Rules and Regulations” and collectively all of the documents and agreements described in clauses (i) through (v) of this Section 2.1, the “Use Documents”); provided that a subsequently adopted Rule and Regulation shall not be binding on Tenant to the extent the same is contrary to Tenant’s rights under this Lease.  The Premises shall include the ceiling, floor, interior walls, the inner surface of the demising walls, the inner surface of exterior windows, any space in the Premises used for shafts, stacks, pipes, conduits, fan rooms, ducts, electric or other utilities, sinks or other Building facilities (except to the extent that the same serve other tenant(s)’ premises), and the entry doors (and related glass and finish work) to the Premises and all fixtures, which are and shall remain Landlord’s property unless otherwise specified in writing.  In addition to Tenant’s repair and maintenance obligations under Section 10.2, Tenant shall maintain and repair in good condition the emergency exit door (and associated “panic bar alarm system”) (collectively, the “Emergency Door”) that is located at the end of one of the hallways of the Premises and which opens to an emergency exit stair well that connects to the first floor of the Building (the “Emergency Exit Stairwell”).  Tenant agrees that, subject to Landlord’s access rights described elsewhere in this Lease, Tenant shall keep the Emergency Door secure and Tenant and its employees shall only use the Emergency Door and the Emergency Exit Stairwell for emergency purposes and not as a non-emergency means of access and egress to or from the Premises.

Subject to the Landlord’s rights set forth in the last sentence of the next paragraph and in Section 14.4, and subject to the Use Documents, Tenant shall have the right to use, in common with other tenants of the Building and Landlord and as appurtenant to Tenant’s use of the Premises, the Building lobbies and entrances, elevators, exterior walkways, driveway, roadways, sidewalks and the parking areas of the Building and Lot for access and egress to and from the Premises and the common bathrooms in the Building.

Landlord shall have the right to place in the Premises (but in such manner as to reduce to a minimum interference with Tenant’s use of the Premises), sun control devices, utility lines, equipment, stacks, ducts, pipes, conduits and the like.  Should Tenant install any hung ceilings or walls in the Premises pursuant hereto, Tenant shall install and maintain, as Landlord may require, proper access panels therein to afford access to any facilities above the ceiling or within or behind the walls. In addition to Landlord’s rights under Section 14.14 with respect to parking spaces and parking areas, Landlord reserves the right to construct additional buildings or other improvements on or under the Lot and/or the “North Parking Areas” (as such term is defined in Section 14.14) and modify, restrict, regulate and/or remove any portion of the common areas on the Lot and/or the North Parking Areas or in the Building at any time and to otherwise regulate the use thereof provided and only to the extent any such additions, modifications, restrictions, regulations and other changes do not unreasonably interfere with Tenant’s use of or access to the Premises or reduce (by more than a de minimis amount) the quantity of parking available to Tenant.

Section 2.2.     Term.  TO HAVE AND TO HOLD for an original term (the “Original Term” or the “Lease Term”) beginning on the Original Term Commencement Date and continuing until the Original Term Expiration Date, unless sooner terminated or extended as hereinafter provided.

Section 2.3.     Option to Extend Original Term For Extension Terms.  Tenant shall have two (2) separate options to extend the Lease Term for an additional five (5) year period (i.e., for a total, if both such options are exercised as provided herein, of ten successive years beyond the Original Term) beyond the Original Term or the First Extension Term, as the case may be (each five year period being referred to herein as an “Extension Term”), provided (i) Tenant shall give notice to Landlord of its exercise of such option not less than six (6) months prior to the expiration of the Original Term or the first Extension Term, as the case may be, (ii) no default beyond any applicable grace period in the obligations of Tenant under this Lease shall exist at the time each such notice is given, and (iii) at the time each such option is exercised the original Tenant hereunder, a permitted assignee of Tenant under Section 10.14 or any “Approved Entity” (as such term is defined in Section 10.14) shall be in occupancy of at least 50% of the entire Premises then demised hereunder.  All of the terms and provisions of this Lease shall be applicable during each Extension Term except that Tenant shall have no option to extend the Lease Term beyond the second Extension Term.

SECTION 3
As Is Condition of Premises; Option to Purchase

Section 3.1.  As Is Condition of Premises.  Tenant agrees to accept the Premises in its present “as is” condition, and, subject to Landlord’s obligation to disburse the Specialized Tenant Improvement Allowance in accordance with the terms and conditions of this Lease, Landlord shall have no obligation to perform any work or construction to prepare the same for Tenant’s occupancy or otherwise.  Tenant has inspected the Premises and the Building and has determined that both the Premises and the Building (and the systems) therein are functional for Tenant’s proposed operations.  Subject to the provisions of Section 10.4 regarding Landlord’s approval of alterations and additions, to the extent that Tenant subsequently determines that it needs to install additional Building equipment or systems or to modify existing Building equipment and systems, Tenant shall perform the same at Tenant’s sole expense.  If Tenant shall desire to perform any other work or construction, the same shall be done only in accordance with this Lease.  Landlord represents and warrants to Tenant that, to the best of Landlord’s knowledge, as of the Commencement Date, the Building and the Lot, including all common areas located thereon, are in material compliance with all of the provisions of the terms, provisions, covenants and restrictions contained in any of the Use Documents referenced in Section 2.1 of this Lease and are in material compliance with all applicable building and zoning codes, including without limitation, the Americans with Disabilities Act and the regulations of the Massachusetts Architectural Access Board.

Section 3.2.  ***Confidential Treatment Requested as to this Information***

SECTION 4
Fixed Rent; Specialized Tenant Improvements Allowance; Allowance Rent

Section 4.1.     The Fixed Rent.  Tenant shall pay rent (“Fixed Rent”) to Landlord at Landlord’s Payment Address or at such other place or to such other person or entity as Landlord may by notice to Tenant from time to time direct, at the applicable Annual Fixed Rental Rate set forth in Section 1, in equal installments equal to 1/l2th of the Annual Fixed Rental Rate in advance on the first day of each calendar month included in the term, and for any portion of a calendar month at the beginning or end of the term or the Second Rent Period, at that rate payable in advance for such portion.

Tenant shall pay, as Additional Rent, a late charge equal to the greater of (i) $100 or  (ii) five percent (5%) of the amount of any Fixed Rent or other charges not paid within five (5) days of when due hereunder.

Section 4.2. Specialized Tenant Improvement Allowance.  In order to assist Tenant with Tenant’s desire to install the “Approved Specialized Tenant Improvements” (as such term is defined in Section 10.4), Landlord shall provide Tenant with an allowance, subject to the provisions of such Section 10.4 and Section 4.3 below, up to the aggregate amount of ***Confidential Treatment Requested as to this Information*** (the “Specialized TI Allowance”), subject to increase as hereinafter set forth, which monies shall be disbursed to Tenant not more than once monthly (in one or more separate increments of not less than ***Confidential Treatment Requested as to this Information***) (each separate increment being referred to herein as a “Disbursement Increment”) for its costs of purchasing and installing the Approved Specialized Tenant Improvements, provided that Tenant shall have the right to use up to 5% (i.e., ***Confidential Treatment Requested as to this Information***) of the Specialized TI Allowance for Tenant’s costs of designing the Approved Specialized Tenant Improvements.  In no event, however, shall Landlord be obligated to disburse any portion of the Specialized TI Allowance (i) after the first twelve (12) months of the Original Term or (ii) if Tenant shall then be in default under this Lease beyond applicable notice and cure periods.  Subject to the above, the applicable portion of the Specialized TI Allowance shall be disbursed to Tenant thirty (30) days after Tenant’s presentation to Landlord of (i) detailed invoices supporting such purchase and installation costs which invoices shall reasonably itemize such costs on a line item basis, (ii) evidence of such installation, (iii) lien waivers from the contractors installing the same, (iv) an AIA reimbursement form signed by Tenant’s contractor and architect and (v) other items reasonably requested by Landlord (collectively, “Tenant’s Reimbursement Request”).  Each Tenant Reimbursement Request shall be subject to Landlord’s approval and the approval of “Landlord’s Construction Consultant.”  Landlord shall have the right to engage the services of a construction management consultant (“Landlord’s Construction Consultant”) who shall review and approve the completion status of Tenant’s installation of Approved Specialized Tenant Improvements and each Tenant’s Reimbursement Request.  Tenant agrees to reimburse Landlord an amount equal to the lesser of (i) 50% of the total, bona fide, out-of-pocket, third party costs paid by Landlord to Landlord’s Construction Consultant and which costs are directly related to Landlord’s Construction Consultant’s review of Tenant’s installation of the Approved Specialized Tenant Improvements and Tenant Reimbursement Requests (the “Reimbursable Costs”), or (ii) ***Confidential Treatment Requested as to this Information*** of the Reimbursable Costs.  Tenant’s reimbursement of the Reimbursable Costs shall be paid by Tenant on the first day of the month following the month in which Tenant receives an invoice from Landlord together with a copy of the bill from Landlord’s Construction Consultant which bill itemizes the work performed and time spent by Landlord’s Construction Consultant in reviewing the installation of the Approved Specialized Tenant Improvements and each Tenant Reimbursement Request.  In addition, each invoice from Landlord shall evidence the aggregate total of all amounts paid by Landlord which constitute Reimbursable Costs and Tenant shall at no time be obligated to reimburse Landlord an amount that would result in Tenant having paid more than 50% of the aggregate total of the Reimbursable Costs or $20,000.00, whichever is less.

In order to compensate Landlord for Landlord’s administrative costs in arranging for, and disbursing the Specialized TI Allowance, Tenant shall pay to Landlord the Specialized Tenant Improvement Allowance Fee on the date hereof.

In the event that Tenant does not draw down upon the entire ***Confidential Treatment Requested as to this Information*** loan of even date herewith from Landlord to Tenant (the “Equipment Loan”) as evidenced by the “Equipment Loan Documents” (as such term is defined in Section 10.14), Tenant shall have the right, by written notice given to Landlord, to draw upon and utilize up to the lesser of (i) ***Confidential Treatment Requested as to this Information*** or (ii) the undrawn upon amount of the Equipment Loan, as part of the “Specialized TI Allowance” described above in this Section 4.2, whereupon (A) the maximum amount of the Equipment Loan shall be reduced by the amount that shall be utilized as an addition to the “Specialized TI Allowance” and (B) the aggregate amount of the “Specialized TI Allowance” shall be increased by such corresponding amount.  Notwithstanding anything in this Lease or the Equipment Loan Documents to the contrary, any undisbursed amount of the Equipment Loan which is added to the “Specialized TI Allowance” pursuant to this Section 4.2 may be drawn upon and used by Tenant in the same manner as set forth in this Section 4.2 and shall be repaid by Tenant to Landlord subject and pursuant to the terms of Section 4.3 of this Lease and not pursuant to the Equipment Loan Documents.

Section 4.3.  Reimbursement To Landlord Of Specialized Tenant Improvement Allowance.  For each Disbursement Increment disbursed to Tenant under Section 4.2, Tenant shall pay to Landlord at Landlord’s Payment Address, as Additional Rent, beginning on the first day of the month following the month in which the applicable Disbursement Increment shall have been disbursed to Tenant and continuing for the first day of the month in each of the following months occurring during the Lease Term and during each applicable Extension Term until such Disbursement Increment has been repaid in full, an amount equal to the monthly payment required to pay in full, on a direct reduction basis, an amount equal to the applicable Disbursement Increment disbursed to Tenant by Landlord under Section 4.2, with interest paid in advance at the rate of 5.5% per annum of and using an amortization period of fifteen (15) years.  If Tenant shall request that the Specialized TI Allowance be disbursed in more than one Disbursement Increment, then Tenant shall be obligated to make payments to Landlord under this Section 4.3 on multiple reimbursement schedules (i.e., each Disbursement Increment shall be repaid on a separate reimbursement schedule for that particular Disbursement Increment); provided that, without changing the actual monthly payment due from Tenant with respect to the repayment of an applicable Disbursement Increment, Landlord shall submit a single invoice each month to Tenant that itemizes and consolidates the Specialized Tenant Allowance Reimbursement Payments that will be due from Tenant on the first day of the following month.  (The payments under this Section 4.3 shall be referred to collectively as the “Specialized Tenant Allowance Reimbursement Payments”.)  ***Confidential Treatment Requested as to this Information***

SECTION 5
Real Estate and Other Taxes

Section 5.1      Real Estate Taxes.  As Additional Rent, Tenant shall pay to Landlord at Landlord’s Payment Address Tenant’s Proportionate Fraction of (i) all taxes, assessments (special, betterment or otherwise), levies, fees, water and sewer rents and charges, if any, and all other government levies and charges, general and special, ordinary and extraordinary, foreseen and unforeseen, which are, at any time prior to or during the term hereof, imposed or levied upon or assessed against Landlord for the Lot or Building or any rent or other sums payable by any tenants or occupants thereof (collectively “taxes and assessments” or if singular “tax or assessment”) and (ii) 33.33% (the “Building’s Share”) of all taxes and assessments for the North Parking Areas and the common systems of the Park, including, without limitation, the sewer pumping station; provided that with respect to the taxes and assessments, if any, solely attributable to the sewer pumping station, prior to calculating the Building’s Share of such amount, such taxes and assessments solely attributable to the sewer pumping station shall be reduced by the amount, if any, of such taxes and assessments paid by the landowner abutting the Park.  If and to the extent that a common system is significantly enhanced for a particular lot within the Park but not for the lots generally, Landlord shall make an equitable adjustment, in Landlord’s reasonable discretion, in allocating the taxes (if any) assessed on such enhanced common system among the lots within the Park to account for the disproportionate benefit of such enhancement to the particular lot.

Landlord shall elect to pay betterment assessments over the longest period permitted by law, and only the installments thereof (and interest thereon) becoming due during the term shall be payable by Tenant hereunder.

All payments shall be made by Tenant on the first day of the month following the month in which Landlord’s invoice therefor shall have been received by Tenant.

Nothing herein shall, however, require Tenant to pay any income taxes, excess profits taxes, excise taxes, franchise taxes, estate, succession, inheritance or transfer taxes assessed to Landlord, provided, however, that if at any time during the term the present system of ad valorem taxation of real property shall be changed so that in lieu of the whole or any part of the ad valorem tax on real property, or in lieu of increases therein, there shall be assessed on Landlord a capital levy or other tax on the gross rents received with respect to the Building or Lot or a federal, state, county, municipal, or other local income, franchise, excise or similar tax, assessment, levy or charge (distinct from any now in effect) measured by or based, in whole or in part, upon gross rents, then Tenant’s Proportionate Fraction of any and all of such taxes, assessments, levies or charges, to the extent so measured or based (“Substitute Taxes”), shall be payable by Tenant, provided, however, Tenant’s obligation with respect to the aforesaid Substitute Taxes shall be limited to the amount thereof as computed at the rates that would be payable if the Building and Lot were the only property of Landlord.

Section 5.2.     Tenant’s Obligation To Pay Other Taxes.  Tenant shall be responsible to pay directly to the City of Fall River, as Additional Rent, for one hundred percent (100%) of any taxes imposed or assessed by the City of Fall River against Tenant’s leasehold interest under this Lease or against any of Tenant’s equipment, trade fixtures or other personal property.

SECTION 6
Insurance.

Section 6.1.     Tenant’s Insurance.  Tenant shall, as Additional Rent, maintain throughout the Term the following insurance:

(a)     Commercial general liability insurance for any injury to person or property occurring on the Premises or the Building or Lot or elsewhere in the Park (including the North Parking Areas), naming as insureds Tenant, and naming Landlord and such persons, including, without limitation, Landlord’s managing agent, as Landlord shall designate from time to time as additional insureds, in amounts which shall, at the beginning of the Term, be at least equal to the limits set forth in Section 1, and, from time to time during the term, shall be for such higher limits as are reasonably required by Landlord;

(b)     Worker’s compensation insurance with statutory limits covering all of Tenant’s employees working at the Premises; and

(c)     If and to the extent Tenant owns, uses or leases vehicles in connection with its business activities, business auto liability coverage which insures against bodily injury and property damage claims arising out of the ownership, maintenance, or use of “any auto.”  A minimum of $1,000,000.00 combined single limit accident will apply.

Section 6.2.     Landlord’s Insurance.  At all times during the Term, Landlord will maintain or cause to be maintained the following insurance:  (a) all-risk fire and extended coverage casualty insurance covering damage to the Premises, including without limitation, the Approved Specialized Tenant Improvements and the Building and the Lot in an amount equal to 100% of the replacement cost thereof, (b) commercial general public liability insurance covering occurrences on or about the common areas of the Building or the Lot (and naming Tenant as an additional insured thereunder), (c) loss of “rental value” insurance in an amount equal to not less than a one (1) year period, and (d) workers compensation and employer’s liability insurance to the extent required by state law.  Upon request by Tenant, Landlord shall provide certificates of insurance to Tenant evidencing that Landlord has all of the coverages required herein.

Section 6.3.     Tenant Reimbursement of Insurance Taken Out by Landlord.  As Additional Rent, Tenant shall from time to time reimburse Landlord, on the first day of the month following the month in which Tenant receives Landlord’s invoice, for Tenant’s Proportionate Fraction of (i) Landlord’s costs incurred in providing any insurance for the Building and the Lot and (ii) for the Building’s Share of any insurance carried by Landlord for the Park except that Tenant shall be responsible to pay for 100% of the insurance costs for the Approved Specialized Tenant Improvements under clause (a) of Section 6.2.  Landlord shall allow Tenant to participate with Landlord in the negotiation with Landlord’s insurer of the premiums for the Approved Specialized Tenant Improvements, and in the

event that Tenant shall not be reasonably satisfied with the amount of such premiums, Tenant shall have the right to procure the insurance for the Approved Specialized Tenant Improvements with an insurance company licensed to do business in Massachusetts reasonably approved in advance by Landlord, provided that Landlord is named as the insured party and the loss payee on such insurance policy and Landlord is granted the exclusive right to negotiate and receive the proceeds of such insurance, and Tenant shall have no right to receive the proceeds of such insurance or negotiate the settlement of the same.  Tenant’s payment for the amounts described in the first sentence of this Section 6.3 shall be reduced to the extent such costs are paid by Tenant as common area maintenance expenses under Section 7.6 of this Lease.  During the Lease Term, Landlord shall insure the Building for laboratory uses, and Tenant shall reimburse Landlord for any increased costs incurred by Landlord in providing such insurance to the extent attributable to any special endorsement or increase in premium resulting from the business or operations of Tenant or any special or extraordinary hazards resulting therefrom, in either case in excess of the costs that, but for Tenant’s particular use of the Premises, would have been incurred by Landlord to insure the Building for laboratory uses; provided, however, that, without detracting from Tenant’s obligation to reimburse Landlord for such amounts, Landlord shall permit Tenant the opportunity to participate with Landlord in the discussions and negotiations with Landlord’s insurance company regarding such costs.

Section 6.4.     Requirements Applicable to Insurance Policies.  All policies for insurance required under the provisions of Section 6.1 and Section 6.2 shall be obtained from responsible companies qualified to do business in the Commonwealth of Massachusetts and in good standing therein, which companies and the amount of insurance allocated thereto shall be subject to the other party’s reasonable approval.  Each party agrees to furnish the other party with insurance company certificates of all such insurance therefor required by such party prior to the beginning of the Term hereof and of each renewal policy at least thirty (30) days prior to the expiration of the policy it renews, and each party shall furnish copies of the policies to the requesting party upon the requesting party’s request.  Each such policy shall be noncancellable with respect to the interest of Landlord and its mortgagees without at least thirty (30) days’ prior written notice thereto.

Section 6.5.     Waiver of Subrogation.  All insurance which is carried by either party with respect to the Premises or to furniture, furnishings, fixtures or equipment therein or alterations or improvements thereto, whether or not required, shall include provisions or endorsements which either designate the other party as one of the insured or deny to the insurer acquisition by subrogation of rights of recovery against the other party to the extent such rights have been waived by the insured party prior to occurrence of loss or injury.  On reasonable request, each party shall be entitled to have certificates of policies containing such provisions.  Having obtained such clauses or endorsements, each party hereby agrees that it will not make any claim against or seek to recover from the other or its agents or employees for any loss or damage to its property or the property of others from causes which are covered or required under this Lease to be covered by such party’s insurance regardless of the cause or origin of such loss or damage, including without limitation, the negligence of such other party or its agents or employees.

SECTION 7
Utilities and Services; Common Area Maintenance Expenses

Section 7.1.   Utilities and Services.  As part of Tenant’s initial work at the Premises, Tenant shall install a separate meter, at Tenant’s expense, to measure all of Tenant’s electricity usage at the Premises.  Tenant shall pay the utility company directly for all electric service to the Premises and shall pay to the utility companies directly for all telephone and telecommunications service to the Premises and for any other separately metered utilities to the Premises.  Landlord shall separately meter or sub-meter all of the other tenant spaces in the Building for electricity usage.

Section 7.2.  Sub-Metering.  As part of Tenant’s initial work at the Premises, Tenant shall install sub-meters, at Tenant’s sole cost and expense, to measure gas and water consumption for the Premises.  Tenant shall pay Landlord the cost of such utilities based on Tenant’s consumption as measured by such submeter.  All payments due to the Landlord under the prior sentence of this Section 7.2 shall constitute Additional Rent and shall be paid by Tenant on the first day of the calendar month following Tenant’s receipt of Landlord’s invoice for such usage.  Landlord may elect to install separate meters for all other utilities to the Premises and the costs of installing, maintaining and reading such meters shall be borne by Tenant and utility services measured thereby shall be paid by Tenant directly to the utility company or other provider.  Landlord shall also separately meter or sub-meter all of the other tenant spaces in the Building for gas usage and water usage.

Section 7.3.     Non-Separately Metered or Submetered Metered Utilities.  Tenant shall pay to Landlord Tenant’s Proportionate Fraction of all charges for all non-separately metered or non-submetered water, sewer, gas, electricity and other utilities or services (excluding costs related to the sewer pumping station which costs are reimbursed pursuant to Section 7.6 of this Lease ) used or consumed in the common areas of the Building or at the Lot or elsewhere in the Park, and not in any leasable areas in the Building or the Park, whether called charge, tax, assessment, fee or otherwise, including, without limitation, water and sewer use charges and taxes, if any, such charges to be paid on the first day of the calendar month following Tenant’s receipt of Landlord’s invoice therefor.  If Tenant’s use of any of such utilities or services shall be disproportionately excessive, Tenant shall pay such share of the same as Landlord may reasonably consider appropriate.

Section 7.4.   Connection and Use of Utility Equipment.  Tenant shall maintain, repair and replace all telephone, information system and other utility lines and equipment contained within and exclusively serving the Premises (together with any lines and equipment that are located outside of the Premises that are installed by Tenant) together with any such lines and equipment from the point of any common connection to the Premises, and keep the same in good working order, condition and repair.  Tenant shall not use any equipment or fixtures so as to exceed the safe and lawful capacity of any utility equipment or lines serving the same.  The alteration, replacement or connection of any utility equipment and lines shall be subject to the requirements of Section 10.4 hereof.  Subject to the rights of Landlord and other tenants to access and use the same and to Tenant’s obligation to maintain and repair its own connections to the same and to remove such connections at the expiration or sooner termination of the Term (and to perform any restoration of the same caused by such installation, use and removal), Landlord shall permit Tenant to access and connect to the utility risers, conduits, wires and feeders in the Building to enable Tenant to procure the utilities necessary for its business operations; provided that Tenant’s access and connections shall not exceed Tenant’s Proportionate Fraction of the total capacity of such items.

Section 7.5.   Interruption of Services.  Landlord shall not be liable for any failure to furnish, or interruption in furnishing, any of the services or utilities described in this Section, due to any cause or for any other reason, and, in such event, Tenant shall not be entitled to any damages nor shall any failure or interruption abate or suspend Tenant’s obligation to pay rent under this Lease or constitute a constructive eviction of Tenant or entitle Tenant to terminate this Lease.  Further, if any governmental authority or public utility promulgates or revises any applicable law, ordinance, rule or regulation, or issues mandatory or voluntary controls relating to the use or conservation of energy, water, gas, light or electricity, the reduction of emissions, or the provision of any other utility or service, Landlord may take any reasonably appropriate action to comply with the same and Tenant’s obligations hereunder shall not be affected thereby.  Notwithstanding any terms and provisions of this Lease to the contrary, if (i) an interruption or stoppage of an “Essential Service” (as said term is hereinafter defined) shall occur, except any of the same due to any act or neglect of Tenant or Tenant’s agents, employees, contractors or invitees or any person claiming by, through or under Tenant (any such interruption or stoppage of an Essential Service being hereinafter referred to as a “Service Interruption”), and (ii) such Service Interruption continues for more than seven (7) Days after Landlord shall have received notice thereof from Tenant and such Service Interruption is within Landlord’s reasonable control to remedy and (iii) as a result of such Service Interruption, the conduct of Tenant’s normal operations in the Premises are materially and adversely affected, then there shall be an abatement of one day’s Fixed Rent and Additional Rent for each day during which such Service Interruption continues after such seven (7) day period; provided, however, that if any part of the Premises is reasonably useable for Tenant’s normal business operations or if Tenant conducts all or any part of its operations in any portion of the Premises notwithstanding such Service Interruption, then the amount of each daily abatement of Basic Rent and additional rent shall only be proportionate to the nature and extent of the interruption of Tenant’s normal operations or ability to use the Premises.  For purposes hereof, the term “Essential Services” shall mean the following services:  water and sewer/septic service, HVAC service (but not any HVAC service to be provided by Tenant’s supplemental equipment), electricity and access to the Premises.

Section 7.6.  Common Area Maintenance Expenses.  Tenant shall pay to Landlord, as Additional Rent, Tenant’s Proportionate Fraction of (i) Landlord’s costs and expenses incurred under Section 9 and (ii) the Building’s Share of the costs and expenses incurred in connection with the maintenance, repair and snowplowing expenses for the North Parking Areas and for the common utility systems and equipment serving the Park, including, without limitation, the storm drainage system, including a reasonable management fee payable to Landlord, except that with respect to the costs and expenses relating to the sewer pumping station serving the Park, Tenant’s share of these costs and expenses shall instead be based on and limited to Tenant’s water consumption for its operations at the Premises in comparison to the overall water consumption at the Park and at the lot adjacent to the Park utilizing such sewer pumping station for the same period of measurement by the other parties and functions served by the sewer pumping station (collectively, the costs and expenses described in this sentence shall be referred to herein as “common area maintenance expenses”).  Such common area maintenance expenses for each year shall include the costs of repairs and replacements performed by Landlord in accordance with sound building management practices and shall include the “Pass-Through Capital Expenditures” described in Item No. 3 of Exhibit H hereto.  Except to the extent provided otherwise in Exhibit H, in no event shall common area maintenance expenses include any of the costs listed on Exhibit H.  To the extent repairs or maintenance covered by Section 9 are required due to Tenant’s negligence or willful misconduct, Landlord shall effect such repairs or maintenance at Tenant’s sole expense.

SECTION 8
Payments on Account

Section 8.1.     Payments on Account.  Tenant shall pay to Landlord at Landlord’s Payment Address on account as Additional Rent, on the first day of each month during the term, such amounts as Landlord may reasonably determine from time to time will be sufficient to provide in the aggregate funds adequate to pay all amounts to be paid by Tenant pursuant to Sections 5, 6 and 7, as and when such amounts become due and payable.  Landlord shall periodically account (but no more than once a year) to Tenant for such payments and any balance owed by Tenant shall be paid to Landlord on the first day of the month following the receipt of Landlord’s bill therefor.  Any excess paid by Tenant shall, at Landlord’s option, either be paid by Landlord to Tenant or credited against the next installment of Fixed Rent or Additional Rent becoming due.  If this Lease shall terminate on a day other than the last day of a billing year, the amount of Tenant’s payments under this Section 8 for such billing year shall be prorated on the basis of the number of days of such partial billing year, and after termination of the Lease, the payments shall be compared to the actual expenses and the above reconciliation and payments shall be made as is set forth in this Section 8.1.

SECTION 9
Landlord’s Covenants

Section 9.1.     Building Maintenance.  Subject to Sections 10 and 11, Landlord shall maintain and repair the exterior walls (exclusive of glass and doors and exclusive of the interior surfaces of the exterior walls, all of which Tenant shall maintain and repair), roof, foundation, structural supports of the Building, the vapor barrier and sub-slab venting system in the Building, downspouts, and the common Building systems including, without limitation, the common HVAC, electrical and plumbing systems and the common fire/life systems serving the Building and the Premises in good working order, repair and condition except for reasonable wear and tear and except that, notwithstanding any other terms or provisions of this Lease to the contrary, in no event shall Landlord be obligated to maintain, repair or replace any portion of the “Controlled Areas” (as such term is defined in Section

10.6) or any equipment, systems, utility lines, plumbing, wiring or other items located in, or directly above or below, the Controlled Areas, except for non-Tenant installed items located directly above or below the Controlled Areas that can be reasonably accessed by Landlord without entering into or affecting the Controlled Areas.

Section 9.2      Common Area Lot Maintenance.  Subject to Sections 10 and 11, Landlord shall maintain and repair, in good working order, repair and condition (subject to reasonable wear and tear), the roads, sidewalks, landscaping, drainage (including without limitation catch basins and detention ponds), the sewer pumping station, common area lighting facilities, storm sewers, sanitary sewers and water main and lines located on the Lot, if any, and the other common areas on the Lot, including the North Parking Areas and other parking areas and Landlord’s signs, and shall clean and provide snowplowing for the same.

Section 9.3      Covenant to Provide Services.  Landlord shall furnish to the Premises and the common areas of the Building, the following services and utilities:  (a) a reasonable amount of water from the City of Fall River; (b) heat and air conditioning commensurate with office buildings in the Fall River area for the use and occupation of the Premises during the building hours of Monday to Friday, 8 a.m. to 5:30 p.m. and Saturday, 9 a.m. to 1:00 p.m. provided that Tenant shall be responsible to deliver any supplemental heating and air conditioning for Tenant’s specific uses; (c) elevator service by nonattended automatic elevators, if applicable; and (d) so long as the utility company is providing the same, electricity for lighting, convenience outlets and other customary uses.  In the event that Tenant desires to install additional equipment and components necessary to increase the capacity of utilities for the Premises, subject to obtaining Landlord’s prior written approval for such installations (and plans and specifications for the same), which approval shall not be unreasonably conditioned, withheld or delayed, Tenant shall have the right to perform such installations at its sole cost and expense, subject to the provisions of Section 10.9 of this Lease.

Section 9.4      AUL and Order of Conditions.  Landlord shall, at its sole cost and expense, without including the costs for the same in common area maintenance expenses, comply with and perform its obligations, if any, under the Activity and Use Limitation and the Order of Conditions that have been recorded against the Lot and the Park.

SECTION 10
Tenant’s Covenants

Section 10.1.   Use.  Tenant shall use the Premises only for the Permitted Uses and shall from time to time procure all licenses and permits necessary therefor at Tenant’s sole expense.  In no event shall Tenant use the Premises for general manufacturing, warehousing, wholesaling or retail uses.  Landlord represents and warrants that, according to the Fall River Zoning Ordinance, biotechnology uses are permitted as of right under the Fall River Ordinance Division Research and Development Overlay District Regulations Sections 86-385 through 86-389.

Section 10.2.  Repair and Maintenance.  Except as otherwise provided in Sections 9 and 11, Tenant shall keep and maintain the Premises, including (a) all portions of the plumbing, electrical, heating, air conditioning and other systems installed by Landlord (but only to the extent located within the Premises and exclusively serving the same) and (b) all of the Approved Specialized Tenant Improvements (and any other systems, equipment and appurtenances installed by Tenant, whether located within the Premises or not), in good order, condition and repair and in at least as good order, condition and repair as they are in on the Commencement Date or may be put in during the Term, reasonable use and wear and damage by casualty and loss by taking only excepted.  In addition to the above, Tenant shall keep and maintain, at Tenant’s sole cost and expense, all portions of the “Controlled Areas” (as such term is defined in Section 10.6) (and all equipment, systems, utility lines, plumbing, wiring or other items located in, or directly above or below, the Controlled Areas, except for non-Tenant installed items located directly above or below the Controlled Areas that can be reasonably accessed by Landlord without entering or affecting the Controlled Areas) in good order, condition and repair, and in at least as good order, condition and repair as they are in on the Commencement Date or may be put in during the Term, reasonable use and wear and damage by casualty and loss by taking only excepted.  Tenant shall make all repairs and replacements and do all other work necessary for the foregoing purposes to Building standards, whether the same may be ordinary or extraordinary, foreseen or unforeseen.  Landlord shall have the right to inspect all repairs, replacements and maintenance performed by Tenant to the Premises and the items located therein.  Tenant shall provide its own janitorial services, rubbish and trash disposal, and pest and rodent control within the Premises and shall pay for all electrical light bulbs, lamps and tubes used in the Premises.

Section 10.3.   Compliance with Law and Insurance Requirements.  Tenant shall make all repairs, alterations, additions or replacements to the Premises required by any law or ordinance or any order or regulation of any public authority but only to the extent such compliance is required (i) because of Tenant’s particular use of, or particular type or manner of business operations conducted by Tenant in, the Premises (as opposed to biotechnology use generally) or (ii) because of Tenant’s construction, use and operation of the Controlled Areas, and shall keep the Premises equipped with all safety appliances so required.  Tenant shall not dump, flush, or in any way introduce any hazardous substances or any other toxic substances into the septic, sewage or other waste disposal system serving the Premises, or generate, store or dispose of hazardous substances in or on the Premises or dispose of hazardous substances from the Premises to any other location unless the same is performed in compliance with the Resource Conservation and Recovery Act of 1976, as amended, 42 U.S.C. §6901 et seq., the Massachusetts Hazardous Waste Management Act, M.G.L. c.21C, as amended, the Massachusetts Oil and Hazardous Material Release Prevention and Response Act, M.G.L. c. 21E, as amended, and all other applicable codes, regulations, ordinances and laws and unless the same is performed in accordance with accepted good and safe industry standards and practices.  Tenant shall notify Landlord of any incident which would require the filing of a notice under Chapter 232 of the Acts of 1982 and shall comply with the orders and regulations of all governmental authorities with respect to zoning, building, fire, health and other codes, regulations, ordinances or laws applicable to the Premises.  “Hazardous substances” as used in this Section shall mean “hazardous substances” as defined in the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended, 42 U.S.C. §9601 and regulations adopted pursuant to said Act and shall include, without limitation, any biogens or organisms that are produced, stored, used or disposed of in connection with Tenant’s operations at the Premises.

Except for repairs, alterations, additions or replacements in the Controlled Areas, Landlord may, if it so elects, make any of the repairs, alterations, additions or replacements referred to above in this Section 10 which affect the Building structure or the Building systems, and Tenant shall reimburse Landlord for the actual reasonable costs thereof within thirty (30) days after receipt of an invoice from Landlord evidencing such expenditures.

Prior to the commencement of Tenant’s operations at the Premises and then once annually (and more frequently, if reasonably requested by Landlord in connection with a proposed financing or acquisition), Tenant shall provide Landlord with a listing of any hazardous substance maintained, used or produced on the Premises by Tenant.  Tenant shall also provide Landlord with a copy of the list of such hazardous substances that Tenant delivers to the Fall River Fire Department.  Tenant shall obtain all necessary permits for its use, production, storage and disposal of hazardous substances in, on or about the Premises, the Building, the Lot or the Park and shall comply with all laws applicable thereto and shall comply with all conditions in such permits.

Subject to the provisions of Section 10.6 of this Lease, Landlord shall have the right, upon reasonable advance notice to Tenant, to make such inspections as Landlord shall reasonably elect from time to time to determine if Tenant is complying with this Section.

Without limiting the generality of the foregoing, Tenant shall also comply with all applicable laws, rules, regulations, codes, ordinances and mandates of the Food and Drug Administration (the “FDA”) applicable to Tenant’s use of the Premises, including without limitation, maintaining an emergency plan and clean rooms.

Tenant shall comply promptly with the commercially reasonable recommendations of any insurer of the Building which may be applicable to the Premises by reason of Tenant’s construction, use and operation of the Controlled Areas or by reason of Tenant’s particular use of the Premises, including its use, production, storage or disposal of hazardous substances, to the extent such recommendations are commercially reasonable with respect to the intended and Permitted Uses for the Premises.  In no event shall any activity be conducted by Tenant on the Premises which may give rise to any cancellation of any then insurance policy of Landlord on the Building or make any such insurance unobtainable.

Section 10.4.   Tenant’s Work.  Except as otherwise described in this Section 10.4, Tenant shall not make any installations, alterations, additions or improvements in or to the Premises, including, without limitation, any appertures in the walls, partitions, ceilings or floors, without on each occasion obtaining the prior written consent of Landlord (i) which consent, as to installations, alterations, additions or improvements that do not affect the Building systems or the structure of the Premises or the Building, shall not be unreasonably withheld or delayed and (ii) which consent shall not be necessary as to cosmetic improvements (i.e., painting and carpeting) that does not cost more than $10,000 in any one instance.  Any such work so approved by Landlord shall be performed only in accordance with plans and specifications (except for cosmetic improvements) and a construction schedule therefor reasonably approved in advance by Landlord.  Tenant shall procure at Tenant’s sole expense all necessary permits and licenses before undertaking any work on the Premises and shall perform all such work in a good and workmanlike manner employing materials of good quality and so as to conform with all applicable zoning, building, fire, health and other codes, regulations, ordinances and laws and with all applicable insurance requirements.  Prior to commencing any work at the Premises, Tenant shall provide Landlord with a copy of the executed contract with the general contractor for such work.  If requested by Landlord, Tenant shall furnish to Landlord prior to the commencement of any such work a bond or other security acceptable to Landlord assuring that any work by Tenant will be completed in accordance with the approved plans and specifications.  Tenant shall keep the Premises at all times free of liens for labor and materials.  Tenant shall employ for such work only contractors approved by Landlord, which approval shall not be unreasonably withheld, and shall require all contractors employed by Tenant to carry worker’s compensation insurance in accordance with statutory requirements and commercial public liability insurance covering such contractors on or about the Premises in amounts that at least equal the limit of $2,000,000 and to submit certificates evidencing such coverage to Landlord prior to the commencement of such work.  Tenant shall save Landlord harmless and indemnified from all injury, loss, claims or damage to any person or property occasioned by or growing out of such work.  Subject to compliance with the terms of Section 10.6 of this Lease, Landlord may inspect the work of Tenant at reasonable times and give notice of observed defects.

Subject to the above provisions of this Section 10.4, including the submission of final plans and specifications to Landlord for Landlord’s approval, and so long as Tenant’s engineer or architect certifies to Landlord that such items, once installed, will either be compatible with the Building’s plumbing, electrical and mechanical systems or Tenant will perform such upgrades or modification to the applicable systems in the Building necessary to achieve such compatibility (subject to Landlord’s prior written approval of Tenant’s request to perform the same and to the plans and specifications for the same, which approval shall not be unreasonably withheld, delayed or conditioned), Tenant shall have the right to install the specialized tenant improvements that are mutually agreed to by Landlord and Tenant after the date hereof (the “Approved Specialized Tenant Improvements”).  Once the Approved Specialized Tenant Improvements are agreed to, Landlord and Tenant shall enter into a letter agreement acknowledging the same and acknowledging that the list of such agreed to items shall be deemed to be attached to this Lease as Exhibit E.  Tenant shall perform all necessary maintenance, repairs and replacements of the Approved Specialized Tenant Improvements throughout the Lease Term.  Landlord acknowledges and agrees that Landlord has reviewed and approved the space plan attached hereto as Exhibit F (the “Space Plan”).  Landlord shall not unreasonably withhold, delay or condition its approval of the final plans and specifications (the “Final Plans”) for the leasehold improvements shown on the Space Plan and the Approved Specialized Tenant Improvements so long as such final plans are, in Landlord’s good faith judgment, substantially in accordance with the Space Plan and Exhibit E and do not contain any material modifications and so long as such Final Plans are accompanied by the certification referred to above in this paragraph.  If the Final Plans contain any material modifications to the Space Plan or Exhibit E, Landlord’s approval of the Final Plans will not be unreasonably withheld, conditioned or delayed so long as such Final Plans are accompanied by the certification referred to above in this paragraph.  Landlord shall respond to Tenant’s request for approval of the list of Approved Specialized Tenant Improvements, the Final Plans, and any subsequent changes to the list or the Final Plans after approval, as applicable, within ten (10) days following receipt of Tenant’s request for such approval.  If Landlord fails to respond to Tenant’s request for approval within such ten (10) day period, then for all purposes of this Lease, Landlord will be deemed to have approved (without electing to require the removal of the items listed or shown thereon at the expiration or earlier termination of the Lease Term) the list, the Final Plans, and any subsequent changes, as applicable, submitted by Tenant.

Notwithstanding any terms or provisions of this Lease to the contrary, the Approved Specialized Tenant Improvements, once installed, shall become Landlord’s sole and exclusive property and shall be part of the Premises, subject only to Tenant’s right to use the same at the Premises during the Original Term and any Extension Term in connection with its operations at the Premises.

Section 10.5.   Indemnity.  Tenant shall defend, with counsel reasonably approved by Landlord, all actions against Landlord, any partner, trustee, stockholder, officer, director, employee or beneficiary of Landlord, holders of mortgages secured by the Building and any other party having an interest in the Premises (“Indemnified Parties”) with respect to, and shall pay, protect, indemnify and save harmless, to the extent permitted by law, all Indemnified Parties from and against, any and all liabilities, losses, damages, costs, expenses (including reasonable attorneys’ fees and expenses), causes of action, suits, claims, demands or judgments of any nature arising from (a) injury to or death of any person, or damage to or loss of property, occurring in the Premises or proximately caused by the use, condition or occupancy of the Premises by Tenant except to the extent caused by the negligence of Landlord or its agents, employees or contractors, (b) violation of this Lease by Tenant, or (c) any act, fault, omission, or other misconduct of Tenant or its agents, contractors, licensees, sublessees or invitees.

Section 10.6    Landlord’s Right to Enter.  Upon at least three (3) days’ prior notice, except during the pendency of a default by Tenant under this Lease that extends beyond the expiration of applicable notice and cure periods, and except in the case of an emergency, when in each case no prior notice shall be required, Tenant shall permit Landlord and its agents to enter into the portions of the Premises that are not one of the “Controlled Areas” at reasonable times, to examine the Premises, make such repairs and replacements as Landlord may elect or as Landlord may be required to make, without however, any obligation to do so, and to show the Premises to prospective purchasers and lenders, and, during the last year of the term, to show the Premises to prospective tenants and to keep affixed in suitable places notices of availability of the Premises; provided, however, that except in the case of an emergency or during the pendency of a default by Tenant under this Lease that extends beyond the expiration of applicable notice and cure periods, such access shall only be performed when escorted by a representative of Tenant.  Landlord acknowledges that Tenant’s business operations require strict compliance with federal and state regulations regarding the development, production and testing of human use biological products and, therefore, Landlord covenants that its representative (and any access of the Premises by Landlord or anyone claiming by, through or under Landlord) shall comply in all respects with such regulations.

Tenant intends to use certain portions of the Premises for experimentation, testing and development of highly sensitive materials and vaccines and, in order to establish the necessary control setting for such experimentation, testing, and development, such portions of the Premises (each such portion a “Controlled Area” and collectively the “Controlled Areas”) will need to be segregated and properly sealed off from the other portions of the Premises.  Prior to taking occupancy, Tenant shall provide Landlord with a plan that clearly identifies which portions of the Premises shall be Controlled Areas and Tenant shall, to the extent practicable, install signage outside of each Controlled Area reasonably identifying it as a “Controlled Area.”  Upon at least three (3) days’ prior notice, except during the pendency of a monetary or other material default by Tenant under this Lease that extends beyond the expiration of applicable notice and cure periods, and except in the case of emergency which requires immediate access to the Controlled Areas, when in each case no prior notice shall be required, Tenant shall permit a “Qualified Representative of Landlord” (as hereinafter defined) to enter the Controlled Areas at reasonable times to perform inspections of the Controlled Areas and to make such repairs and replacements therein as may be necessary; provided, that, except during the pendency of a monetary or other material default by Tenant under this Lease that extends beyond the expiration of applicable notice and cure periods, and except in the case of an emergency which requires immediate access to the Controlled Areas, such entry by a “Qualified Representative of Landlord” shall only be performed when escorted by a representative of Tenant.  A “Qualified Representative of Landlord” shall mean an individual that possess the credentials and the training required to enter and inspect a facility (a) regulated by the FDA and (b) which is engaged in business operations of the type Tenant will be carrying on in the Premises.  Landlord shall submit information and documentation reasonably required by Tenant or any other governmental entity to establish an individual’s qualification as a Qualified Representative of Landlord in advance of any such entry and Tenant shall reasonably cooperate in good faith with Landlord in approving such individual as a Qualified Representative of Landlord.  Landlord shall apprise the Qualified Representative of Landlord of the sensitivity of Tenant’s operations that are to be conducted in the Controlled Areas and shall use all diligent, good faith efforts to cause such party to adhere to all applicable legal requirements, all requirements of the FDA applicable to such access and Tenant’s reasonable guidelines and safety rules for entering the Controlled Areas, including wearing protective clothing and masks before entering the Controlled Areas in order to protect the processes that Tenant will be conducting in the Controlled Areas.

Section 10.7    Personal Property at Tenant’s Risk.  All furnishings, fixtures, equipment, effects and property of every kind of Tenant and of all persons claiming by, through or under Tenant which may be on the Premises, shall be at the sole risk and hazard of Tenant and if the whole or any part thereof shall be destroyed or damaged by fire, water or otherwise, or by the leakage or bursting of water pipes, steam pipes, or other pipes, by theft or from any other cause, no part of said loss or damage shall be charged to or to be borne by Landlord, except that Landlord shall in no event be indemnified or held harmless or exonerated from any liability to Tenant for any injury, loss, damage or liability not covered by Tenant’s insurance to the extent prohibited by law.  Tenant shall insure Tenant’s equipment and personal property.

Section 10.8    Payment of Landlord’s Cost of Enforcement.  Tenant shall pay, on demand, Landlord’s expenses, including reasonable attorney’s fees, incurred in enforcing or curing any obligation of Tenant under this Lease following a default by Tenant beyond applicable notice and cure periods (which notice and cure periods shall be shortened as reasonably necessary in the event of an emergency) under this Lease as provided in Section 12.4.

Section 10.9    Yield Up.  At the expiration of the term or earlier termination of this Lease (but subject, however, to the terms and provisions of the “Security Agreement” (hereinafter defined), Tenant shall surrender all keys to the Premises, remove all of its equipment, trade fixtures and other personal property in the Premises (including any of the Collateral under the Security Agreement), remove such installations and improvements made by Tenant as Landlord may request in writing at the time Landlord approves such installation and all Tenant’s exterior signs, if any, wherever located, repair all damage caused by such removal and yield up the Premises (including any installations and improvements made by Tenant which Landlord has not notified Tenant at the time of Landlord’s approval must be removed at the expiration or earlier termination of the Lease Term) broom-clean and in the same good order and repair in which Tenant is obliged to keep and maintain the Premises under this Lease.  Any property not so removed shall be deemed abandoned and may be removed and disposed of by Landlord in such manner as Landlord shall determine and Tenant shall pay Landlord the entire cost and expense incurred by it in effecting such removal and disposition and in making any incidental repairs and replacements to the Premises and for use and occupancy during the period after the expiration of the term and prior to Tenant’s performance of its obligations under this Section 10.9.  In no event, however, shall Tenant remove any of the Approved Specialized Tenant Improvements.  Notwithstanding anything herein to the contrary, Tenant agrees that, upon the expiration or earlier termination of the Term, (i) Tenant shall deliver the Premises to Landlord in substantial compliance with good manufacturing procedures then in effect or good laboratory procedures then in effect, as and to the extent such procedures are applicable to the manner in which the facility was utilized by Tenant immediately prior to the expiration or earlier termination of the Term and (ii) Tenant shall perform any necessary de-contamination of the Controlled Areas to ensure that the Premises are free of any hazardous substances from Tenant’s operations and shall provide customary documentation (including a testing report comparing the air testing results initially performed by Tenant upon commencement of its operations at the Premises to the air testing results performed after such de-contamination performed at the expiration or earlier termination of the Term) to Landlord evidencing that such de-contamination has been performed.

Section 10.10  Estoppel Certificate.  Upon not less than five (5) business days’ prior notice by Landlord, Tenant shall execute, acknowledge and deliver to Landlord a statement in writing certifying that this Lease is unmodified and in full force and effect and that, except as stated therein, Tenant has no knowledge of any defenses, offsets or counterclaims against its obligations to pay the Fixed Rent and Additional Rent and any other charges and to perform its other covenants under this Lease (or, if there have been any modifications that the same is in full force and effect as modified and stating the modifications and, if there are any defenses, offsets or counterclaims, setting them forth in reasonable detail), the dates to which the Fixed Rent and Additional Rent and other charges have been paid and a statement that Landlord is not in default hereunder (or if in default, the nature of such default, in reasonable detail).  Any such statement delivered pursuant to this Section 10.10 may be relied upon by any prospective purchaser, mortgagee of the Building or other interested party.

Upon not less than five (5) business days’ prior notice by Tenant, Landlord shall execute, acknowledge and deliver to Tenant a statement in writing certifying that this Lease is unmodified and in full force and effect and that, except as stated therein, Landlord has no knowledge of any defenses, offsets or counterclaims against Tenant’s obligations to pay the Fixed Rent and Additional Rent and any other charges and to perform its other covenants under this Lease (or, if there have been any modifications that the same is in full force and effect as modified and stating the modifications and, if there are any defenses, offsets or counterclaims, setting them forth in reasonable detail), the dates to which the Fixed Rent and Additional Rent and other charges have been paid and a statement that Tenant is not in default hereunder (or if in default, the nature of such default, in reasonable detail).  Any such statement delivered pursuant to this Section 10.11 may be relied upon by any prospective lender, underwriter, assignee or subtenant of Tenant or other interested party.

Section 10.11  Landlord’s Expenses Re Consents.  Tenant shall reimburse Landlord promptly on demand for all reasonable legal and other expenses incurred by Landlord in connection with all requests by Tenant for consent or approval hereunder.

Section 10.12  Rules and Regulations.  Tenant shall abide by, and faithfully observe and comply with, the Rules and Regulations, and by any other subsequent rules and regulations adopted from time to time by Landlord and any reasonable amendments or additions thereto for the use, safety, security, good order, cleanliness and other matters concerning the Premises, the Building and Lot, the North Parking Areas and the Park; provided such subsequent rules and regulations do not materially affect Tenant’s rights under this Lease.  Landlord shall not be liable to Tenant for any violations of such rules and regulations and amendments or additions thereto by any other tenant or occupant of the Building or the Park.

Section 10.13  Holding Over.  Tenant shall vacate the Premises immediately upon the expiration or sooner termination of this Lease.  If Tenant retains possession of the Premises or any part thereof after the termination of the term without Landlord’s express consent, Tenant shall pay Landlord rent at the greater of (i) 1 1/2 times the daily rate of the annual amount of rent then most recently in effect under Section 1 or (ii) the fair market rental, in each case for the time Tenant thus remains in possession and, in addition thereto, if such retention of possession shall continue for more than sixty (60) consecutive days, Tenant shall pay Landlord for all damages, consequential as well as direct, sustained by reason of Tenant’s retention of possession.  The provisions of this Section do not exclude Landlord’s rights of re-entry or any other right hereunder, including without limitation, the right to refuse the monthly rent provided for in this Section 10.13 and instead to remove Tenant through summary proceedings for holding over beyond the expiration of the term of this Lease.

Section 10.14  Assignment and Subletting.  Tenant shall not assign, transfer, mortgage or pledge this Lease or grant a security interest (except as set forth in the Security Agreement)

in Tenant’s rights hereunder or sublease (which term shall be deemed to include the granting of concessions and licenses and the like) all or any part of the Premises or suffer or permit this Lease or the leasehold estate hereby created or any other rights arising under this Lease to be assigned, transferred or encumbered, in whole or in part, or permit the occupancy of the Premises by anyone other than Tenant.  Any attempted assignment, transfer, mortgage, pledge, grant of security interest, sublease or other encumbrance (each being referred to herein as a “Transfer”), except with prior written approval thereof from Landlord, shall be void.  No assignment, transfer, mortgage, grant of security interest, sublease or other encumbrance, whether or not approved, and no indulgence granted by Landlord to any assignee or sublessee, shall in any way impair the continuing primary liability (which after an assignment shall be joint and several with the assignee) of Tenant hereunder, and no approval in a particular instance shall be deemed to be a waiver of the obligation to obtain Landlord’s approval in any other case.  Notwithstanding any terms or provisions of this Lease to the contrary, but subject to the prior sentence, Tenant shall have the right to sublet all of the Premises or assign this Lease, without the need to obtain Landlord’s prior consent, to (1) an entity that controls, is under common control with, or is controlled by Tenant; or (2) an entity with whom Tenant merges or consolidates or to an entity that acquires all or substantially all of Tenant’s assets (each of the entities set forth in (1) and (2) above, an “Approved Entity”) so long as (i) Tenant provides Landlord at least thirty (30) days’ prior notice of such proposed assignment or sublease, (ii) the Approved Entity assumes, in a writing to Landlord, all of Tenant’s obligations under this Lease and under the “Security Agreement” (as such term is defined in Section 12), the “Note” (as such term is defined in Section 12) and related financing documents (collectively, the “Equipment Loan Documents”), (iii) Tenant remains liable, on a joint and several basis with the assuming party, for all of Tenant’s obligations under this Lease and under the Equipment Loan Documents, (iv) Tenant shall take all actions requested by Landlord to confirm Landlord’s security interest in the “Collateral” described in the Security Agreement, (v) the Approved Entity shall use the Premises for only the Permitted Uses (collectively, a “No-Consent Required Transfer”).  In no event shall Tenant, however, sell all or substantially all of its assets unless this Lease shall be assigned to, and assumed by, the party acquiring such assets.

Except in connection with a No-Consent Required Transfer, if Tenant desires to Transfer this Lease or any interest herein, then at least forty-five (45) days but not more than one hundred eighty (180) days prior to the effective date of the proposed Transfer, Tenant shall submit to Landlord:  (i) a statement containing the name and address of the proposed Transferee; (ii) such financial information with respect to the proposed Transferee as Landlord shall reasonably require; (iii) the type of use proposed for the Premises and (iv) all of the principal terms of the proposed Transfer.

Landlord’s consent to a proposed Transfer shall not be unreasonably withheld, conditioned or delayed; but, in addition to any other grounds for denial, Landlord’s consent shall be deemed reasonably withheld if, in Landlord’s good faith judgment:  (i) the proposed Transferee does not have the financial strength to perform its obligations under this Lease or any proposed sublease or license; (ii) the business and operations of the proposed Transferee are not of comparable quality or type to the business and operations being conducted by Tenant or other tenants at the Building or the Park or would not otherwise be in compliance with the terms hereof; (iii) either the proposed Transferee, or any person which directly or indirectly controls, is controlled by, or is under common control with the proposed Transferee occupies space in the Building or the Park, or is negotiating with Landlord to lease space at the Building or the Park; (iv) the sublet space is not regular in shape with appropriate means of ingress and egress suitable for normal leasing purposes; (v) Tenant is in default beyond applicable notice and cure periods at the time Tenant requests consent to the proposed Transfer; or (vi) such assignment would cause the interest earned on the Bonds to become taxable to the holder thereof (and as a condition to any Transfer, Landlord may require Tenant to obtain an opinion from Landlord’s bond counsel at Tenant’s cost, that the proposed Transfer would not cause such interest to be taxable).

Within thirty (30) days after Landlord’s receipt of any request for consent to a Transfer (but not in the case of a No-Consent Required Transfer), Landlord may, at its option by notice to Tenant, elect to terminate this Lease in the case of a proposed Transfer of the entire Premises or as to the portion of the Premises subject to the proposed Transfer, with a proportionate adjustment in the Rent and the Specialized Tenant Allowance Reimbursement Payments (which shall be reduced proportionately to reflect the percentage of the Approved Specialized Tenant Improvements in the space to be terminated) payable hereunder if this Lease is terminated as to less than all of the Premises.

If for any Transfer Tenant shall receive rent or other consideration, either initially or over the term of the assignment or sublease, in excess of the rent and the Specialized Tenant Allowance Reimbursement Payments called for hereunder (or in the case of the sublease of part, in excess of such rent and the Specialized Tenant Allowance Reimbursement Payments allocable to the part) after appropriate adjustments to assure that all other payments called for hereunder are taken into account and after deducting Tenant’s reasonable legal, brokerage and leasehold improvement costs, all amortized ratably over the term of the sublease or assignment, incurred for such sublease or assignment, Tenant shall pay to Landlord, as Additional Rent, one hundred percent (100%) of such excess of such payment of rent or other consideration received by Tenant, promptly after its receipt.

If Tenant shall Transfer this Lease for all or any part of the Premises or shall request the consent of Landlord to any Transfer, Tenant shall pay to Landlord Landlord’s actual, bona fide, out-of-pocket costs related thereto, including Landlord’s reasonable attorneys’ fees up to $3,000.00 and a minimum administrative fee to Landlord of Five Hundred Dollars ($500.00).

In the event of a Transfer, Landlord may collect rent from the Transferee without waiving any rights hereunder and collection of the rent from a person other than Tenant shall not be deemed a waiver of any of Landlord’s rights under this Section 10.14, an acceptance of such Transferee as Tenant, or a release of Tenant from the performance of Tenant’s obligations under this Lease.  If Tenant shall default under this Lease and fail to cure within the time permitted, Landlord is irrevocably authorized, as Tenant’s attorney-in-fact, to direct any Transferee to make all payments directly to Landlord.

Section 10.15  Overloading and Nuisance.  Tenant shall not injure, overload, deface or otherwise harm the Premises, commit any nuisance, permit the emission of any objectionable noise, vibration or odor, make, allow or suffer any waste or make any use of the Premises which is contrary to any law or ordinance or which will invalidate any of Landlord’s insurance.

Section 10.16  Tenant’s Financial Condition.  Within ten (10) days after request by Landlord from time to time, Tenant shall deliver to Landlord Tenant’s audited financial statements (which shall be for the latest available year and in any event for a year ended not more than fifteen (15) months prior to Landlord’s request); provided that the foregoing obligation shall be waived during such time as Tenant remains obligated to file periodic reports pursuant to Section 12 or Section 15(d) of the Securities Exchange Act of 1934, as amended, in which case Tenant shall only be required to provide Landlord with copies of its 10K and 10Q reports promptly after the filing of the same with the Securities and Exchange Commission.  Such financial statements may be delivered to Landlord’s mortgagees and lenders and prospective mortgagees, lenders and purchasers.  Tenant represents and warrants to Landlord that each such financial statement shall be true and accurate as of the date of such statement.

SECTION 11
Casualty or Taking

Section 11.1    Termination.  In the event that greater than twenty-five (25) percent of the Building or the Lot shall be taken by any public authority or for any public use or destroyed by the action of any public authority (a “Taking”) then this Lease may be terminated by either Landlord or Tenant effective on the effective date of the Taking.  In the event that the Premises shall be destroyed or damaged by fire or casualty (a “Casualty”) and if Landlord’s architect, engineer or contractor shall determine that it will require in excess of 210 days from the date of the Casualty to restore the Premises, or if the casualty or taking is of more than 10% of the Premises and occurs during the last twelve (12) months of the Term then in effect, this Lease may be terminated by Landlord or Tenant by notice to the other within thirty (30) days after the Casualty by notice to the other party given within thirty (30) days after the Casualty.  In the case of a Taking, such election, which may be made notwithstanding the fact that Landlord’s entire interest may have been divested, shall be made by the giving of notice by Landlord or Tenant to the other within thirty (30) days after Landlord or Tenant, as the case may be, shall receive notice of the Taking.

Section 11.2    Restoration.  In the event of a Taking or a Casualty, if neither Landlord nor Tenant exercises the election to terminate provided in this Section 11, this Lease shall continue in force and a just proportion of the Fixed Rent and other charges hereunder, according to the nature and extent of the damages sustained by the Premises, but (if the Casualty shall have been caused by the negligence of Tenant or Tenant’s agents, employees or contractors) not in excess of an equitable portion of the net proceeds of insurance recovered by Landlord under the rental insurance carried pursuant to Section 6.2, shall be abated from the date of Casualty until the Premises, or what may remain thereof, shall be put by Landlord in proper condition for use subject to zoning and building laws or ordinances then in existence, which, unless Landlord or Tenant has exercised its option to terminate pursuant to this Section 11, Landlord covenants to do with reasonable diligence at Landlord’s expense.  If Landlord fails to complete the restoration after a Casualty within thirty (30) days after the scheduled completion date in Landlord’s notice (which date shall be extended for up to an additional ninety (90) days for events beyond Landlord’s reasonable control), Tenant shall have the right to terminate this Lease by notice given to Landlord within thirty (30) days after such thirty (30) day period.  Landlord’s obligations with respect to restoration shall not require Landlord to expend more than the net proceeds of insurance recovered or damages awarded for such Casualty or Taking and made available for restoration by Landlord’s mortgagees.  “Net proceeds of insurance recovered or damages awarded” refers to the gross amount of such insurance or damages less the reasonable expenses of Landlord in connection with the collection of the same, including without limitation, fees and expenses for legal and appraisal services.

Section 11.3    Exceptions to Landlord’s Obligations.  Notwithstanding the foregoing, in no event shall Landlord have an obligation to repair the Premises if either:  (a) the Building is so damaged as to require costs of repairs exceeding ten percent (10%) of the full insurable value of the Building; or (b) Landlord elects to demolish the Building; or (c) the damage or destruction occurs during the last two (2) years of the Lease Term.  Tenant’s Fixed Rent shall not be abated if either (i) the damage or destruction is repaired within twenty (20) business days after Landlord received written notice from Tenant of the casualty, or (ii) Tenant or Tenant’s employees, contractors, agents or invitees are, in whole or in part, responsible for the damage or destruction, except that such abatement shall apply under this clause (ii) to the extent Landlord receives rental loss proceeds for the same.

Section 11.4    Award.  Irrespective of the form in which recovery may be had by law, all rights to damages or compensation shall belong to Landlord in all cases, except for Tenant’s right to maintain a claim for its moving and relocation costs and costs for its trade fixtures and other personal property.  Tenant hereby grants to Landlord all of Tenant’s rights to such damages and compensation and covenants to deliver such further assignments thereof as Landlord may from time to time request.  In no event under this Lease, however, shall the Approved Specialized Tenant Improvements be considered Tenant’s trade fixtures or personal property.

SECTION 12
Default

Section 12.1    Events of Default.  If:

(a)     Tenant shall default in the performance of any of its obligations to pay the Fixed Rent, Additional Rent or any other sum payable hereunder and if such default shall continue for five (5) days after notice from Landlord designating such default;

(b)     if within thirty (30) days after notice from Landlord to Tenant specifying any other default or defaults Tenant has not commenced to correct the default or defaults so specified or, having commenced to correct the default, is not diligently pursuing such correction to completion;

(c)     if any assignment for the benefit of creditors shall be made by Tenant;

(d)     if Tenant’s leasehold interest shall be taken on execution or other process of law in any action against Tenant;

(e)     if a lien or other involuntary encumbrance is filed against Tenant’s leasehold interest, and is not discharged or bonded off within thirty (30) days thereafter;

(f)      if a default by Tenant beyond the expiration of applicable grace periods shall exist under that certain “Security Agreement:  Equipment” between Landlord and Tenant of even date (the “Security Agreement”) or under that certain “Secured Promissory Note:  Equipment Loan” from Tenant to Landlord of even date (the “Note”);

(g)     if a petition is filed by Tenant for liquidation, or for reorganization or an arrangement or any other relief under any provision of the Bankruptcy Code as then in force and effect; or

(h)     if an involuntary petition under any of the provisions of said Bankruptcy Code is filed against Tenant and such involuntary petition is not dismissed within sixty (60) days thereafter,

then, and in any of such cases, Landlord and the agents and servants of Landlord lawfully may, in addition to and not in derogation of any remedies for any preceding breach of covenant, immediately or at any time thereafter and without demand or notice and with or without process of law (forcibly, if necessary) enter into and upon the Premises or any part thereof in the name of the whole, or mail a notice of termination addressed to Tenant, and repossess the same as of Landlord’s former estate and expel Tenant and those claiming through or under Tenant and remove its and their effects without being deemed guilty of any manner of trespass and without prejudice to any remedies which might otherwise be used for arrears of rent or prior breach of covenant, and upon such entry or mailing as aforesaid this Lease shall terminate, Tenant hereby waiving all statutory rights (including, without limitation, rights of redemption, if any) to the extent such rights may be lawfully waived.  Landlord, without notice to Tenant, may store Tenant’s effects, and those of any person claiming through or under Tenant at the expense and risk of Tenant, and, if Landlord so elects, may sell such effects at public auction or private sale and apply the net proceeds to the payment of all sums due to Landlord from Tenant, if any, and pay over the balance, if any, to Tenant.

Section 12.2    Remedies.  In the event that this Lease is terminated under any of the provisions contained in Section 12.1, Tenant shall pay forthwith to Landlord, as compensation, the excess of the total rent reserved for the residue of the Term (except for the Specialized Tenant Allowance Reimbursement Payments, which shall be addressed by the last sentence of this Section 12.2) discounted to present value (using an interest rate equal to the discount rate of The Federal Reserve Bank of Boston) over the fair market rental value of the Premises for the residue of the term discounted to present value (using an interest rate equal to the discount rate of The Federal Reserve Bank of Boston).  In calculating the rent reserved there shall be included, in addition to the Fixed Rental and Additional Rent, the value of all other considerations agreed to be paid or performed by Tenant during the residue.  As additional and cumulative obligations after any such termination, Tenant shall also pay punctually to Landlord all the sums and shall perform all the obligations which Tenant covenants in this Lease to pay and to perform in the same manner and to the same extent and at the same time as if this Lease had not been terminated, except the Specialized Tenant Allowance Reimbursement Payments shall be paid as described below.  In calculating the amounts to be paid by Tenant pursuant to the preceding sentence, Tenant shall be credited with any amount paid to Landlord pursuant to the first sentence of this Section 12.2 and also with the net proceeds of any rent obtained by Landlord by reletting the Premises, after deducting all Landlord’s reasonable expenses in connection with such reletting, including, without limitation, all repossession costs, brokerage commissions, fees for legal services and expenses of preparing the Premises for such reletting, it being agreed by Tenant that Landlord may (i) relet the Premises or any part or parts thereof for a term or terms which may at Landlord’s option be equal to or less than or exceed the period which would otherwise have constituted the balance of the term hereof and may grant such concessions and free rent as Landlord in its reasonable judgment considers advisable or necessary to relet the same and (ii) make such alterations, repairs and decorations in the Premises as Landlord in its reasonable judgment considers advisable or necessary to relet the same, and no action of Landlord in accordance with the foregoing or failure to relet or to collect rent under reletting shall operate or be construed to release or reduce Tenant’s liability as aforesaid.  In addition to the above remedies available to Landlord to collect the above-described sums, and without in any way preventing Landlord from collecting the same or diminishing the above-described amounts that can be collected, in the event this Lease is terminated under any of the provisions contained in Section 12.1, Tenant shall also be obligated to pay to Landlord, on or before the date that is ten (10) days after such termination, on an accelerated basis, the aggregate amount of Specialized Tenant Allowance Reimbursement Payments that are due to be paid by Tenant for the then remainder of the Original Term (i.e., the remainder as if this Lease had not been terminated).

If Tenant becomes a debtor voluntarily or involuntarily, under Title 11 of the United States Code or any bankruptcy legislation serving as a substitute or supplement therefor, or if Tenant becomes an alleged debtor in any involuntary proceeding commenced under said legislation or otherwise becomes subject to the jurisdiction of a federal or state court with jurisdiction to administer the property of Tenant, and if this Lease has not been terminated or Landlord has not been permitted to reenter and relet the Premises, then:  (i) so long as Tenant or any party claiming under or through Tenant remains in possession of the Premises and so long as Landlord is prohibited or prevented from taking possession of the Premises and reletting it by reason of any such bankruptcy or insolvency proceeding, Tenant (whether or not serving as debtor-in-possession), any statutory representative of Tenant, and Tenant’s bankruptcy estate shall be obligated to pay to Landlord as fair use and occupancy of the Premises an amount not less than the Fixed Rent and Additional Rent specified in this Lease as and when such rent is due under this Lease without requesting any deferral thereof and shall continue to perform all other obligations under the Lease; and (ii) within sixty (60)

days from and after the entry of an order for relief under Sections 301, 302, or 303 of Title 11 of the United States Code or a similar assumption by any federal or state court or jurisdiction over the administration of Tenant’s property, Tenant shall, unless Landlord agrees in writing to a further extension of time, exercise any available right to assume or reject this Lease and shall not request any extension of time from any court of competent jurisdiction to exercise such right.

Section 12.3    Remedies Cumulative.  Except as otherwise expressly provided herein, any and all rights and remedies which Landlord may have under this Lease and at law and equity shall be cumulative and shall not be deemed inconsistent with each other, and any two or more of all such rights and remedies may be exercised at the same time to the greatest extent permitted by law.

Section 12.4    Landlord’s Right to Cure Defaults.  At any time following a default by Tenant which extends beyond the applicable notice and cure periods under Section 12.1 (except in cases of emergency when no notice and cure period shall be required), Landlord may (but shall not be obligated to) cure any default by Tenant under this Lease, and whenever Landlord so elects, all costs and expenses incurred by Landlord, including reasonable attorneys’ fees, in curing a default shall be paid by Tenant to Landlord as Additional Rent on demand, together with interest thereon at the rate provided in Section 12.7 from the date of payment by Landlord to the date of payment by Tenant.

Section 12.5    Effect of Waivers of Default.  Any consent or permission by Landlord to any act or omission which otherwise would be a breach of any covenant or condition herein, or any waiver by Landlord of the breach of any covenant or condition herein, shall not in any way be held or construed (unless expressly so declared) to operate so as to impair the continuing obligation of any covenant or condition herein, or otherwise operate to permit the same or similar acts or omissions except as to the specific instance.  The failure of Landlord to seek redress for violation of, or to insist upon the strict performance of, any covenant or condition of this Lease shall not be deemed a waiver of such violation nor prevent a subsequent act, which would have originally constituted a violation, from having all the force and effect of an original violation.  The receipt by Landlord of rent with knowledge of the breach of any covenant of this Lease shall not be deemed to have been a waiver of such breach by Landlord or of any of Landlord’s remedies on account thereof, including its right of termination for such default.

Section 12.6    No Accord and Satisfaction.  No acceptance by Landlord of a lesser sum than the Fixed Rental, Additional Rent or any other charge then due shall be deemed to be other than on account of the earliest installment of such rent or charge due, unless Landlord elects by notice to Tenant to credit such sum against the most recent installment due.  Any endorsement or statement on any check or any letter accompanying any check or payment as rent or other charge shall not be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such installment or pursue any other remedy under this Lease or otherwise.

Section 12.7    Interest on Overdue Sums.  If Tenant fails to pay Fixed Rental, Additional Rent or any other sum payable by Tenant to Landlord by the due date thereof (i.e., the due date disregarding any requirement of notice from Landlord or any period of grace allowed to Tenant), the amount so unpaid shall bear interest at a variable rate (the “Delinquency Rate”) equal to three percent (3%) in excess of the base rate (prime rate) of Fleet National Bank from time to time in effect commencing with the due date and continuing through the day on which payment of such delinquent payment with interest thereon is paid.  If such rate is in excess of any maximum interest rate permissible under applicable law, the Delinquency Rate shall be the maximum interest rate permissible under applicable law.

SECTION 13
Mortgages

Section 13.1    Rights of Mortgage Holders.  No Fixed Rental, Additional Rent or any other charge shall be paid more than ten (10) days prior to the due date thereof and payments made in violation of this provision shall (except to the extent that such payments are actually received by a mortgagee in possession or in the process of foreclosing its mortgage) be a nullity as against such mortgagee and Tenant shall be liable for the amount of such payments to such mortgagee.

In the event of any act or omission by Landlord which would give Tenant the right to terminate this Lease or to claim a partial or total eviction, Tenant shall not exercise any such right (a) until it shall have given notice, in the manner provided in Section 14.1, of such act or omission to the holder of any mortgage encumbering the Premises whose name and address shall have been furnished to Tenant in writing, at the last address so furnished, and (b) until a reasonable period of time for remedying such act or omission shall have elapsed following the giving of such notice, provided that following the giving of such notice, Landlord or such holder shall, with reasonable diligence, have commenced and continued to remedy such act or omission or to cause the same to be rendered.

In the event any proceedings are brought for the foreclosure of, or in the event of exercise of the power of sale under, any mortgage now or hereafter encumbering the Premises, Tenant shall attorn to the purchaser upon such foreclosure or sale or upon any grant of a deed in lieu of foreclosure and recognize such purchaser as Landlord under this Lease.

Section 13.2    Superiority of Lease; Option to Subordinate.  Unless Landlord exercises the option set forth below in this Section 13.2, this Lease shall be superior to and shall not be subordinate to any mortgage on the Premises.  Landlord shall have the option to subordinate this Lease to any mortgage of the Premises provided that the holder of record thereof enters into an agreement in recordable form with Tenant, in such holder’s customary form, by the terms of which such holder will agree to (a) recognize the rights of Tenant under this Lease, (b) perform Landlord’s obligations hereunder arising after the date of such holder’s acquisition of title and (c) accept Tenant as tenant of the Premises under the terms and conditions of this Lease in the event of acquisition of title by such holder through foreclosure proceedings or otherwise and Tenant will agree to recognize the holder of such mortgage as Landlord in such event, which agreement shall be made expressly to bind and inure to the benefit of the successors and assigns of Tenant and of the holder and upon anyone purchasing the Premises at any foreclosure sale.  Tenant agrees to execute and deliver any appropriate instruments necessary to carry out the agreements contained in this Section 13.2.  Landlord represents that, as of the date of this Lease, there is no mortgage encumbering the Premises, the Building or the Lot.

SECTION 14
Miscellaneous Provisions

Section 14.1    Notices from One Party to the Other.  All notices required or permitted hereunder shall be in writing and addressed, if to Tenant, at the Original Address of Tenant or such other address as Tenant shall have last designated by notice in writing to Landlord, Attention:  Michael Furlong, with a copy sent to the attention of:  Mr. Avery Catlin and, if to Landlord, at the Original Address of Landlord or such other address as Landlord shall have last designated by notice in writing to Tenant.  Any notice shall be deemed duly given when delivered or tendered for delivery at such address.

Section 14.2    Quiet Enjoyment.  Landlord agrees that upon Tenant’s paying the rent and performing and observing the terms, covenants, conditions and provisions on its part to be performed and observed, Tenant shall and may peaceably and quietly have, hold and enjoy the Premises during the term without any manner of hindrance or molestation from Landlord or anyone claiming under Landlord, subject, however, to the terms of this Lease.

Section 14.3    Lease Not to be Recorded; Notice of Lease.  Tenant agrees that it will not record this Lease.  If the Term of this Lease, including options, exceeds seven years, Landlord and Tenant agree that, on the request of either, they will enter and record a notice of lease in form reasonably acceptable to Landlord.

Section 14.4    Bind and Inure; Limitation of Landlord’s Liability.  The obligations of this Lease shall run with the land, and this Lease shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  No owner of the Premises shall be liable under this Lease except for breaches of Landlord’s obligations occurring while owner of the Premises.  Landlord shall have the right to sell, transfer or assign the Building and Lot, or any part thereof, and Landlord’s interest in this Lease, in which event Landlord shall be automatically freed and relieved from all applicable liability with respect to performance of any covenant or obligation on the part of Landlord arising thereafter, provided the transferee assumes in writing all of Landlord’s obligations first arising from and after the date of the transfer.  The obligations of Landlord shall be binding upon the assets of Landlord which comprise the Building and Lot but not upon other assets of Landlord.  No individual partner, trustee, stockholder, officer, director, employee or beneficiary of Landlord shall be personally liable under this Lease and Tenant shall look solely to Landlord’s interest in the Building and Lot in pursuit of its remedies upon an event of default hereunder, and the general assets of Landlord and its partners, trustees, stockholders, officers, employees or beneficiaries of Landlord shall not be subject to levy, execution or other enforcement procedure for the satisfaction of the remedies of Tenant.

Section 14.5    Acts of God.  In any case where either party hereto is required to do any act (except for the payment of money), delays caused by or resulting from acts of God, war,

civil commotion, fire, flood or other casualty, labor difficulties, shortages of labor, materials or equipment, government regulations, unusually severe weather, or other causes beyond such party’s reasonable control shall not be counted in determining the time during which work shall be completed, whether such time be designated by a fixed date, a fixed time or a “reasonable time”, and such time shall be deemed to be extended by the period of such delay.

Section 14.6    Landlord’s Default.  Landlord shall not be deemed to be in default in the performance of any of its obligations hereunder unless it shall fail to perform such obligations and unless within thirty (30) days after notice from Tenant to Landlord specifying such default Landlord has not commenced diligently to correct the default so specified or has not thereafter diligently pursued such correction to completion.  Except as otherwise specifically set forth in this Lease, Tenant shall have no right, for any default by Landlord, to offset or counterclaim against any rent due hereunder.

Section 14.7    Brokerage.  Landlord and Tenant each warrant and represent to the other that it has had no dealings with any broker or agent in connection with this Lease other than the Broker(s) set forth in Section 1 and covenants to defend (with counsel approved by the other), hold harmless and indemnify the other from and against any and all cost, expense or liability for any compensation, commissions and charges claimed by any broker or agent other than the Broker(s) set forth in Section 1.  Landlord shall pay the commission due to the Broker.

Section 14.8    Miscellaneous.  This Lease shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts.  There are no prior oral or written agreements between Landlord and Tenant affecting this Lease.

Section 14.9    Independent Covenants; Waivers By Tenant.  Each covenant, agreement, obligation or other provision of this Lease to be performed by Tenant is a separate and independent covenant of Tenant, and not dependent on any other provision of the Lease.

To the extent permitted by applicable law, Tenant waives the right to a jury trial in any proceeding regarding this Lease and the tenancy created by this Lease.  If Landlord commences any summary proceeding for non-payment of Rent, Tenant will not interpose any counterclaim of whatever nature in any such proceeding.  To the extent permitted by applicable law, Tenant waives any and all rights of redemption granted by any present or future laws.

Section 14.10  Rights Reserved by Landlord; Tenant’s Right To Install An Exterior Building Sign.  Landlord reserves the following rights exercisable without notice and without being deemed an eviction or disturbance of Tenant’s use or possession of the Premises or giving rise to any claim for set-off or abatement of Rent:  (i) to change the name or street address of the Building, subject to the provisions of the next paragraph; (ii) to install, modify and maintain all signs on the Building; (iii) to change the arrangement of entrance, doors, corridors, elevators and/or stairs in the Building, provided no such change shall materially adversely affect access to the Premises; (iv) to modify, relocate and to have access to any mail boxes located on or in the Building according to the rules of the United

States Post Office; (v) to close the Building after normal business hours, except that Tenant and its employees and invitees shall be entitled to admission at all times under such Rules and Regulations as Landlord prescribes for security purposes; (vi) to install, operate and maintain security systems which monitor, by closed circuit television or otherwise, all persons entering or leaving the Building; and (vii) to install, maintain or repair pipes, ducts, conduits, wires or structural elements located in or through the Premises which serve other parts or other tenant of the Building, provided such installations do not interfere with Tenant’s use of the Premises in a materially adverse manner.

Subject to parties’ mutual agreement as to the size, design, color, quality and location thereof, Tenant shall have the right to install, at Tenant’s sole cost and expense, a Tenant identification sign on the exterior of the Building.  Tenant shall be responsible to maintain, at Tenant’s sole cost and expense, such sign during the Term.  Tenant shall remove, at Tenant’s sole cost and expense, such sign upon the expiration or sooner termination of the Term and shall perform, at Tenant’s sole cost and expense, any repairs to the Building caused by the installation, maintenance and removal of such sign.

Section 14.11.   Bond Financing.  Tenant acknowledges that Landlord may finance the cost of certain construction or certain costs of ownership of the Building and Lot, in part, by obtaining a loan or by issuing tax exempt bonds (the “Bonds”) and, in order to evidence and secure its obligations relative to either, may execute a loan and trust agreement, a mortgage and assignment of leases relating to the Building and Lot, and various other documents relating thereto (in the case of a loan financing, the “Loan Documents” and in the case of a bond financing, the “Bond Documents”).  Tenant agrees to execute such documents as are reasonably necessary for such financing(s), including, without limitation, a commercially reasonable subordination, non-disturbance and attornment agreement as described in Section 13.2 and a commercially reasonable estoppel certificate as described in Section 10.11, within ten (10) days of request.

Section 14.12   Non Discrimination; Job Creation.  With respect to its exercise of all uses, rights and privileges granted herein, Tenant agrees that Tenant shall:  (a) not discriminate against any person, employee or applicant for employment because of race, color, creed, national origin, age, sex, sexual orientation, or disability in its use of the Premises, including the hiring and discharging of employees, the provision or use of services, and the selection of suppliers and contractors; (b) conspicuously post notices to employees and prospective employees setting forth the Fair Employee Practices Law of the Commonwealth of Massachusetts; and (c) comply with all applicable federal and state laws, rules, regulations and orders and Landlord’s rules and orders pertaining to Civil Rights and Equal Opportunity unless otherwise exempt therefrom.

Tenant understands that Landlord’s agreement to enter into this Lease, provide the Specialized TI Allowance and lend to Tenant the proceeds of the Equipment Loan was predicated on Tenant’s agreement to use all diligent, commercially reasonable efforts to create and retain jobs at the Premises.  Accordingly, Tenant shall create and fill ***Confidential Treatment Requested as to this Information*** new employment positions to be staffed at its facility located at the Premises no later than the date Tenant obtains a final certificate of occupancy for the Premises (“Tenant’s Occupancy Date”) and shall use all diligent, commercially reasonable efforts to maintain the same during the Term.  Tenant shall also add ***Confidential Treatment Requested as to this Information*** other employment positions to be staffed at its operations at the Premises, either by transferring positions from other facilities to the Premises or by creating new positions (or by a combination of the two), within one (1) year after Tenant’s Occupancy Date, and Tenant shall use all diligent, commercially reasonable efforts to maintain the same during the Term.  Tenant shall deliver a certificate to Landlord, within fifteen (15) days after Tenant’s Occupancy Date, certifying as to Tenant’s compliance with the ***Confidential Treatment Requested as to this Information*** employment creation requirements of this paragraph and shall deliver a certificate to Landlord, within fifteen (15) days after the first (1st) anniversary of Tenant’s Occupancy Date, certifying as to Tenant’s compliance with the employment creation and/or transfer requirements of this paragraph.

Notwithstanding any contrary provision of this Lease, the sole and exclusive remedy of Landlord in the event of the breach of the foregoing obligation by Tenant under the prior paragraph shall be that Tenant will ***Confidential Treatment Requested as to this Information***  In addition, in no event shall a breach of Tenant’s obligations under this Section 14.12 constitute a default under the Security Agreement or the Note (as such term is defined in Section 12), or any of the Equipment Loan Documents (as such term is defined in Section 10.14) and Landlord shall not have any claim or right of action against Tenant on account of a breach of this Section 14.12.

Section 14.13   Access to the Premises; Tenant’s Right To Use Conference Center.

Tenant’s employees shall have access to the Premises twenty-four (24) hours a day subject to emergencies and Landlord’s Rules and Regulations.  Entry to the Building shall be by access key card of which Landlord will provide a reasonable number for Tenant’s employees as determined by Landlord, but any additional cards or replacements for lost cards shall be subject to a direct fee as set forth in the Rules and Regulations.

Subject to all rules, regulations and policies imposed by the University of Massachusetts-Dartmouth (“UMASS Dartmouth”) and the availability of the same, Tenant shall have the right to use, in common with other tenants of the Building and other non-Building patrons of UMASS Dartmouth, the conference center located on the first floor of the Building (the “Conference Center”), it being understood that Tenant may not use such Conference Center or any equipment therein at any time without first scheduling such use with UMASS Dartmouth.  In accordance with Exhibit I, Tenant shall not be obligated to pay a rental fee to UMASS Dartmouth for the use of the Conference Center.

Section 14.14   Parking Rights.  Subject to the below provisions of this Section 14.14, Tenant shall have a non-exclusive revocable license to use Tenant’s Proportionate Fraction of the parking spaces at no additional charge (except to the extent of Tenant’s share of the common area maintenance expenses relating to such spaces) in common with other tenants of the Building, located on the Lot on a “first-come, first served” basis.  In the event that Tenant shall not be able to use such percentage of spaces on the Lot, Tenant shall have the right to make up such deficient percentage by using the North Parking Areas to cover such deficiency, in common with other tenants of the Park, on a “first-come, first served” basis.

Landlord shall have the right in its sole discretion to adopt and subsequently amend rules and regulations regarding the use of the parking spaces on the Lot and on the North Parking Areas.  Landlord also reserves the right to relocate, reconfigure, restripe or reduce the parking spaces located on the Lot and the North Parking Areas, subject to the terms and conditions set forth in this Lease, including without limitation, Section 2.1.  Additionally, Landlord reserves the right to designate certain parking spaces or parking areas on the Lot or the North Parking Areas for parking by particular tenants and if Landlord does so, Landlord shall similarly designate certain parking spaces or parking areas for Tenant’s use; provided that Landlord shall not provide unfavorable treatment to Tenant in designating such parking spaces or parking areas.  As used in this Lease, the term “North Parking Areas” shall mean these areas shown on the plan attached hereto as Exhibit G as the “North Parking Areas.”

Section 14.15   Confidentiality.  Tenant agrees that, except as required by law, it will not reveal, without the prior written consent of Landlord, the terms and conditions of this Lease, including but not limited to amounts of Rent, or the results of an audit of the Building’s common area maintenance expenses performed by Tenant, to any other tenants of the Building or the Park (or such other tenants’ assignees or subtenants) or to any parties with whom Landlord is negotiating to lease space in the Building or the Park.

WITNESS the execution hereof under seal as of the day and year first above written.

TENANT:

AVANT IMMUNOTHERAPEUTICS, INC.

By:	/s/ Una S. Ryan
Name: Una S. Ryan
Title: President and Chief Executive Officer

LANDLORD:

MASSACHUSETTS DEVELOPMENT FINANCE AGENCY

By:	/s/ David T. Slatery
Name: David T. Slatery
Title: President and C.E.O.

EXHIBIT A

Plan of Premises

EXHIBIT B

Description of Land

“New Lot 34 Area 3.83 Acres” as shown on a plan entitled:  “Subdivision Plan of Land of the Former Kerr Mill Site in Fall River, Massachusetts … May 25, 2000 Rev. July 27, 2000 Rev Oct. 31, 2000 Freeman Engineering Company … Attleboro, Mass. Sheet 1 of 2” recorded in the Bristol County Registry of Deeds in Book 120, Pages 52 and 53.

EXHIBIT C

Activity and Use Limitation

Activity & Use Limitation – Disposal Site:  Kerr Mill Redevelopment Project, DEP Release Tracking No. 4-282, a copy of which is located at Landlord’s offices.

EXHIBIT D

RULES AND REGULATIONS

1.               The sidewalks, entrances, driveways, passages, courts, elevators, vestibules, stairways, corridors or halls shall not be obstructed or encumbered by any tenant or used for any purpose other than for ingress to and egress from the Premises and for delivery of merchandise and equipment in a prompt and efficient manner using elevators and passageways designated for such delivery by Landlord.  All hand trucks used by tenants for deliveries in the Building shall be equipped with rubber tires and sideguards and the tenants shall be solely responsible for any damage caused by them or their agents during any deliveries to the Premises.

2.               The water and wash closets and plumbing fixtures shall not be used for any purposes other than those for which they were designed or constructed and no sweepings, rubbish, rags, acids or other substances shall be deposited therein, and the expense of any breakage, stoppage, or damage resulting from the violation of this rule shall be borne by the tenant who, or whose clerks, agents, employees or visitors, shall have caused it.

3.               No carpet, rug or other section shall be hung or shaken out of any window of the building; and no tenant shall sweep or throw or permit to be swept or thrown from the Premises any dirt or other substances into any of the corridors or halls, elevators, or out of the doors or windows or stairways of the Building, and Tenant shall not use, keep or permit to be used or kept any foul or noxious gas or substance in the Premises, or permit or suffer the Premises to be occupied or used in a manner offensive or objectionable to Landlord or other occupants of the Building by reason of noise, odors, and/or vibrations, or interfere in any way with other tenants or those having business therein, nor shall any bicycles, vehicles or animals of any kind be kept in or about the Building.

4.               No curtains, blinds, shades, or screens shall be attached to or hung in, or used in connection with, any window or door of the Premises without the prior consent of Landlord.  Such window treatments shall be of a quality, type, design and color, and attached in a manner approved by Landlord.

5.               No sign, advertisement, notice or other lettering shall be exhibited, inscribed, painted or affixed by any tenant on any part of the outside of the Premises or the Building or on the inside of the Premises if the same is visible from the outside of the Premises without the prior written consent of Landlord, except that the name of the Tenant may appear on the entrance door of the Premises and on the lobby and main Building directories, to the extent the same exist.  In the event of the violation of the foregoing by any tenant, Landlord may remove same without any liability, and may charge the expense of removal to any tenants violating this rule.  Interior signs on doors and directory tablet shall be inscribed, painted or affixed for each tenant by Landlord at the expense of Landlord, and shall be of a size, color and style acceptable to Landlord.

6.               No tenant shall mark, paint, drill into, or in any way deface any part of the Premises or the Building of which they form a part.  No boring, cutting or stringing of wires shall be permitted, except with the prior written consent of Landlord, and as Landlord may direct.  No tenant shall secure any floor covering with cement or other similar adhesive material.

7.               Except as may be approved in advance by Landlord, which approval shall not be unreasonably withheld or delayed, no additional locks or bolts of any kind shall be placed upon any of the doors or windows by any tenant, nor shall any changes be made in existing locks or mechanism thereof.  Landlord hereby approves the installation by Tenant of a security card reader system and a locking mechanism for the Premises.  Each tenant must, upon the termination of his Tenancy, restore to Landlord all keys of stores, offices and toilet rooms, either furnished to, or otherwise procured by, such tenant, and in the event of the loss of any keys, so furnished, such tenant shall pay to Landlord the cost thereof.

8.               Freight, furniture, business equipment, merchandise and bulky matter of any description shall be delivered to and removed from the Premises only during hours and in a manner approved by Landlord.  Landlord reserves the right to inspect all freight to be brought into the Building and to exclude from the Building all freight which violates any of these rules and regulations or the Lease of which these rules and regulations are a part.

9.               Canvassing, soliciting and peddling in the Building is prohibited and each tenant shall cooperate to prevent the same.

10.         Landlord reserves the right to exclude from the Building between the hours of 6 p.m. and 8 a.m. and at all hours on Sundays, and legal holidays all persons who do not present a pass to the Building signed by Landlord.  Landlord will furnish passes to persons for whom any tenant requires same in writing.  Each tenant shall be responsible for all persons for whom he requests such pass and shall be liable to Landlord for all acts of such persons.

11.         Landlord shall have the right to prohibit any advertising by any tenant which, in Landlord’s opinion, tends to impair the reputation of the Building or its desirability as a Building for offices, and upon written notice from Landlord, such tenant shall refrain from or discontinue such advertising.

12.         Except in compliance with the provisions of Section 10.3 in connection with the same, Tenant shall not bring or permit to be brought or kept in or on the Premises, any inflammable, combustible or explosive fluid, material, chemical or substance, or cause or permit any odors of cooking or other processes, or any unusual or other objectionable odors to permeate in or emanate from the Premises.

13.         If the Building contains central air conditioning and ventilation Tenant agrees to keep all windows closed at all times and to abide by all rules and regulations issued by Landlord with respect to such services.

14.         If the Premises demised to any tenant become infested with vermin, such tenant, at its sole cost and expense, shall cause its Premises to be exterminated from time to time, to the satisfaction of Landlord, and shall employ an exterminator approved by Landlord.

15.         Smoking in the Building is prohibited.  Tenant and the employees of Tenant shall not violate any law regulating tobacco smoking in the Building, including the Premises and the common areas, (including but not limited to elevators, stairwells, lobbies and restrooms) of the Building.  In the event Tenant or its employees violate any such law, Tenant shall be responsible for payment of all fines and penalties assessed against Landlord.

EXHIBIT E

List of Approved Specialized Tenant Improvements

[To Be Attached After Lease Execution Per Section 10.3]

EXHIBIT F

[Attach Space Plan]

EXHIBIT G

Attach Plan Showing North Parking Areas

EXHIBIT H

Exclusions from Common Area Maintenance Expenses

Notwithstanding anything herein to the contrary, the following shall not be included in the calculation of common area maintenance expenses:

1.             wages, salaries or fringe benefits paid for any employee above the grade of Building manager or the wages or indirect compensation of any employee to the extent such employee devotes his or her time to property other than the Building or the Lot;

2.             Costs of repairs or other work necessitated by fire, windstorm, casualty or other insurable occurrence, including costs subject to Landlord’s deductibles, and costs of repairs or other work necessitated by the exercise of the power of eminent domain;

3.             The cost of capital repairs, replacements or improvements except that the annual amortization (determined in accordance with GAAP principles) of the following capital expenditures (together with Landlord’s annual financing charges in connection therewith) may be included by Landlord in common area maintenance expenses:  (i) reasonable replacements and repairs of worn out or obsolete components of the Building or its systems or mechanical equipment, (ii) capital expenditures incurred to reduce other common area maintenance expenses provided that the annual amortization that can be included in common area maintenance expenses shall not exceed the reasonably anticipated amount of average annual savings created thereby; and (iii) capital expenditures incurred in order to comply with a law, ordinance, regulation or ruling first enacted after the date of this lease (collectively, “Pass-Through Capital Expenditures”);

4.             Payments to any subsidiary or affiliate of Lessor substantially in excess of the amount that would be paid for similar goods or services on an arms-length basis between unrelated third parties;

5.             Management fees substantially in excess of market management fees charged for comparable buildings in the rental market in which the Premises is located;

6.             Any costs of services or utilities used or consumed in premises leased or leasable to lessees or occupants if Tenant’s use or consumption of the applicable utility or service is separately metered or submetered;

7.             Any increases in premiums for any insurance maintained by Landlord resulting from the extra-hazardous activities of parties other than Tenant, but only to the extent the same are separately allocated by the insurer;

8.             Leasing commissions, attorneys’ fees, costs, disbursements and other expenses incurred by Landlord or its agents in connection with negotiations for leases or other occupancy agreements, and similar costs incurred in connection with disputes with and/or enforcement of leases or other occupancy agreements;

9.             “Tenant allowances,” “tenant concessions,” workletters, and other costs or expenses (including permit, license and inspection fees) incurred in completing, fixturing, furnishing, renovating or otherwise improving, decorating or redecorating space for lessees or other occupants, or vacant, leasable space, including space planning/interior architecture fees for same;

10.           Payments of principal, finance charges, or interest on debt or amortization on any mortgage, deed of trust or other debt financing or refinancing, and rental payments (or increases in same) under any ground or underlying lease or leases;

11.           Any bad debt loss, rent loss or other reserve for bad debt or rent loss;

12.           Interest, fines or penalties for any late payments by Landlord not due to the act or neglect of Tenant or its agents, contractors or employees;

13.           Legal fees, late charges and penalties incurred in connection with Landlord’s violation of law;

14.           Costs resulting from the gross negligence or willful misconduct of Landlord, its employees, agents and/or contractors and not reimbursed by insurance;

15.           Advertising and promotional expenses and costs associated with maintaining Landlord’s corporate (or other entity) existence and other overhead and administrative costs of Landlord not directly incurred in the operation and maintenance of the Building or the common areas;

16.           Costs incurred in connection with the making of repairs or replacements which are the obligation of any other tenant;

17.           Political contributions or contributions to charitable organizations;

18.           Costs or fees relating to the defense of Landlord’s title to or interest in the Building, or the appurtenant land, or any part thereof;

19.           Depreciation or amortization of the Building or the appurtenant land, or its components or the common areas, except for the amortization of capital improvements, repairs or replacements permitted to be included in common area maintenance expenses under this Lease;

20.           Any costs in connection with an expansion of the rentable area of the Building, or any costs incurred in connection with any additions to the common areas, including the purchase of additional land or other development rights;

21.           The cost of any item or service for which Tenant separately reimburses Landlord or pays to third parties, or that Landlord provides selectively to one or more, but not all tenants of the Building, other than Tenant, whether or not Landlord is reimbursed by such other tenant(s), including, without limitation, the actual cost of any special electrical, heating, ventilation or air conditioning required by any lessee that exceeds the standard for the Building;

22.           Any personal property taxes of Landlord for equipment or items not used directly in the operation or maintenance of the Building, the Lot or the common areas.

23.           Costs of correcting any violation of any applicable building, health or fire codes or other applicable law relating to the Building, which violation was in existence prior to the date of this Lease (an “Existing Violation”), except that if a particular Existing Violation does not either (i) cost in excess of ***Confidential Treatment Requested as to this Information*** to remedy or (ii) relate to “Existing Hazardous Substances” (as such term is defined below), the cost of remedying any such particular Existing Violation may be included by Landlord in common area maintenance expenses.

24.           Costs to correct a defect in the original construction of the Building or the common systems serving the Building, the Lot or the Park (including without limitation the sewer pumping station, the vapor barrier and the sub-slab venting system in the Building) that exceed, with respect to a particular defect, more than ***Confidential Treatment Requested as to this Information*** to remedy.

25.           Reserves, except that Landlord may include reserves in common area maintenance expenses that do not exceed 5% of the prior year’s common area maintenance expenses for the Building, except that reserves for any capital expenditures that are not “Pass – Through Capital Expenditures” (as such term is defined in Item No. 3 above) shall not be included in common area maintenance expense reserves.

26.           Costs expended to remediate any hazardous substances located on, in or under the Building or the Lot, whether known or unknown, to the extent the same exist as of the date of this Lease (“Existing Hazardous Substances”), or which hazardous substances remediation is required as a result of the acts, omissions or uses of Landlord, its agents, employees, contractors, invitees, or tenants, and except to the extent the costs of such remediation constitute capital expenditures.

EXHIBIT I

[Attach Letter from UMASS Dartmouth Regarding Non-Payment by

Tenant of Conference Center Rental Fee]